Exhibit 10.1

Fourth Amended and Restated Loan Agreement

between

WELLS FARGO CAPITAL FINANCE, LLC

as Lender and US Collateral Agent

and

MAD CATZ, INC.

as Borrower

and

THE OBLIGORS NAMED HEREIN

as Obligors

August 1, 2012

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INDEX TO EXHIBITS AND SCHEDULES

Exhibit A	Fixed Charge Coverage Ratio

Exhibit B	Information Certificates of Borrower and Obligors

Exhibit C	Closing Checklist

Exhibit D	Corporate Structure Chart

Exhibit E	Material Intellectual Property Chart

Exhibit F	EBITDA

Schedule 6.1(b)	Form of Borrowing Base Certificate

Schedule 7.4	Existing Liens

Schedule 7.7	Non-Compliance with Agreements

Schedule 7.8	Bank Accounts

Schedule 7.14	License Agreements and Material Intellectual Property

Schedule 8.6(g)	Form of Compliance Certificate

Schedule 8.9	Existing Indebtedness

Schedule 8.10	Existing Loans, Advances and Guarantees

Schedule 11.9	Existing Security and Guarantees

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This Fourth Amended and Restated Loan Agreement dated as of August 1, 2012 (this “Agreement”) is entered into by and between Wells Fargo Capital Finance, LLC (successor by merger to Wachovia Capital Finance Corporation (Central) formerly known as Congress Financial Corporation (Central)), a Delaware limited liability company (as lender, “Lender”; and as US collateral agent for and on behalf of the Secured Parties, “US Collateral Agent”), Mad Catz, Inc., a Delaware corporation (“Borrower”), and the Obligors signatories to this Agreement.

W I T N E S S E T H:

WHEREAS Lender entered into certain financing arrangements with Borrower pursuant to which Lender made loans and provided other financial accommodations to Borrower on the terms and conditions set forth in a loan agreement dated September 25, 2000 (the “Original Loan Agreement”) made between Lender, US Collateral Agent and Borrower;

AND WHEREAS Lender, US Collateral Agent and Borrower amended the Original Loan Agreement and, for ease of reference, restated such amended Original Loan Agreement in a first amended and restated loan agreement dated September 5, 2001 (the “First Amended and Restated Loan Agreement”) between Lender, US Collateral Agent and Borrower;

AND WHEREAS Lender, US Collateral Agent and Borrower amended or extended, as the case may be, the First Amended and Restated Loan Agreement pursuant to:

(a)	an amending agreement dated June 18, 2002;

(b)	a second amending agreement dated January 22, 2003;

(c)	a renewal/extension letter dated July 23, 2003;

(d)	an acknowledgment letter dated September 22, 2003;

(e)	a renewal/extension letter dated July 27, 2004;

(f)	an amending and extension letter dated August 31, 2005;

(g)	a third amending agreement dated August 9, 2006;

(h)	an extension letter dated September 20, 2006;

(i)	an extension letter dated September 28, 2006; and

(j)	an extension letter dated October 16, 2006,

(the foregoing amendments and extensions together with the First Amended and Restated Loan Agreement, the “Amended First Amended and Restated Loan Agreement”);

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AND WHEREAS Lender, US Collateral Agent and Borrower amended and restated, without novation, the Amended First Amended and Restated Loan Agreement in a second amended and restated loan agreement dated October 30, 2006 (as amended in a first amending agreement dated November 20, 2007 and in a letter dated March 18, 2009, the “Second Amended and Restated Loan Agreement”) made between Lender, US Collateral Agent and Borrower;

AND WHEREAS pursuant to an agreement of merger dated April 3, 2008 Saitek Industries Ltd. and Borrower effected the Merger;

AND WHEREAS Lender, US Collateral Agent, Borrower and Obligors amended and restated the Second Amended and Restated Loan Agreement in a third amended and restated loan agreement dated June 23, 2009 (as amended September 30, 2010, February 8, 2012, February 9, 2012 and April 24, 2012, the “Third Amended and Restated Loan Agreement”) made between Lender, US Collateral Agent, Borrower and Obligors;

AND WHEREAS Lender, US Collateral Agent, Borrower and Obligors have agreed to amend and restate, without novation, the Third Amended and Restated Loan Agreement as hereinafter provided;

AND WHEREAS Lender, US Collateral Agent, Borrower, and each Obligor have confirmed to each other that the security, guarantees and other agreements previously provided by such Person in connection with the Original Loan Agreement, the First Amended and Restated Loan Agreement, the Amended First Amended and Restated Loan Agreement, the Second Amended and Restated Loan Agreement and the Third Amended and Restated Loan Agreement remain in full force and effect, and continue as security for the indebtedness and the obligations of Borrower and each Obligor to Secured Parties under this Agreement and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1	DEFINITIONS

All terms used herein which are defined in Article 1 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower, Lender and Agents pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word “including” when used in this Agreement shall mean “including, without limitation”. References herein to any statute or any provision thereof include such statute or provision as amended, revised, re-enacted, and/or consolidated from time to time and

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any successor statute thereto together with all rules, regulations and interpretations thereunder or related thereto. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 10.3 hereof or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. The term “US Dollars” and the sign “$” mean lawful money of the United States of America. The term “Canadian Dollars” and the sign “CDN$” mean lawful money of Canada. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1	“Acceptable Liquidation Agreement”

“Acceptable Liquidation Agreement” shall mean, with respect to any license of Intellectual Property between Borrower or any Obligor, as licensee, and the licensor of such Intellectual Property which pertains to any Collateral, (i) an agreement in form and substance satisfactory to Lender or (ii) an amendment to such license agreement in form and substance satisfactory to Lender, in each case permitting Lender to exercise its rights under the Financing Agreements with respect to such Collateral.

1.2	“Accounts”

“Accounts” shall mean all present and future rights of Borrower, MCE and MCC to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

1.3	“Acquisition”

“Acquisition” shall mean any transaction whereby Borrower will acquire assets, shares or other equity interests, or a combination thereof, of a business identified by Borrower as a strategic acquisition target pursuant to terms and conditions acceptable to Lender and in respect of which Borrower has received the prior written consent of Lender.

1.4	“Adjusted Libor Rate”

“Adjusted Libor Rate” shall mean, with respect to each Interest Period for any Libor Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16th) of one percent (1%)) determined by dividing:

(a)	the Libor Rate for such Interest Period by:

(b)	a fraction equal to:

(i)	one (1); minus

(ii)	the Reserve Percentage.

For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the

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reserve requirement which is or would be applicable to deposits of US Dollars in a non-United States or an international banking office of the US Reference Bank, used to fund a Libor Rate Loan or any Libor Rate Loan made with the proceeds of such deposit, whether or not the US Reference Bank actually holds or has made any such deposits or loans. The Adjusted Libor Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.5	“Agents”

“Agents” shall collectively mean Canadian Collateral Agent and US Collateral Agent.

1.6	“Applicable Rate”

“Applicable Rate” shall mean the corresponding percentages per annum as set forth below based on the Fixed Charge Coverage Ratio of MCII and its subsidiaries on a consolidated basis:

Pricing Level	Fixed Charge Coverage Ratio	Prime Rate Loans	Libor Rate Loans
I	Less than or equal to 1.0:1.0	1.00%	3.00%
II	Greater than 1.0:1.0 but less than or equal to 2.0:1.0	0.50%	2.50%
III	Greater than 2.0:1.0	0.25%	2.00%

The Applicable Rate shall be determined and adjusted by Lender quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which Borrower is required to provide a compliance certificate pursuant to Section 8.6(g) for the final month of the most recently ended Fiscal Quarter; provided that (a) the Applicable Rate shall be based on Level I until the first Calculation Date occurring after the date hereof and, thereafter the Pricing Level shall be determined by Lender by reference to the Fixed Charge Coverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding the applicable Calculation Date, and (b) if Borrower fails to provide the compliance certificate as required by Section 8.6(g) for the final month of the most recently ended Fiscal Quarter preceding the applicable Calculation Date, the Applicable Rate from such Calculation Date shall be based on Pricing Level I until such time as an appropriate compliance certificate is provided, at which time the Pricing Level shall be determined by Lender by reference to the Fixed Charge Coverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date.

Notwithstanding the foregoing, in the event that any financial statement or compliance certificate delivered pursuant to Section 8.6 or 8.6(g) is shown to be inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered or such financial statement or compliance certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (a) Borrower shall immediately deliver to Lender a corrected compliance certificate for such Applicable Period, (b) the Applicable Rate

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for such Applicable Period shall be determined as if the Fixed Charge Coverage Ratio in the corrected compliance certificate were applicable for such Applicable Period, and (c) Borrower shall immediately and retroactively be obligated to pay to Lender the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period. Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all Obligations hereunder.

1.7	“Approved In-Transit Inventory”

“Approved In-Transit Inventory” shall mean Inventory that is owned and insured by Borrower or MCE and is in transit from and is under the control of MCIA to premises located in North America or Europe that are owned or controlled by Borrower and in respect of which Lender has received sufficient documentation, including bills of lading and shipping contracts, in each case assigned to Lender, to confirm the foregoing.

1.8	“Availability Reserves”

“Availability Reserves” shall mean, as of any date of determination, the Royalty Reserve and such amounts as Lender may from time to time establish and revise reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks (including anticipated seasonal variations in dilution of Accounts) which, as determined by Lender, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the Liens and other rights of Lender and/or Agents in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender’s belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Lender determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default (including rents or other payments due and unpaid or which Lender reasonably expects will not be paid when due) or (e) to reflect Lender’s estimate of the amount of any Priority Payables Reserve or (f) to reflect reserves for dilution greater than ten percent (10%).

1.9	“Bankruptcy Code”

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101, et seq.).

1.10	“Blocked Accounts”

“Blocked Accounts” shall have the meaning set forth in Section 5.3(a) hereof.

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1.11	“Borrower General Security Agreement”

“Borrower General Security Agreement” shall mean the amended and restated general security agreement dated November 30, 2001 given by Borrower (and certain U.S. affiliates of Borrower named therein) in favor of US Collateral Agent in respect of the Obligations, as it now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.12	“Borrowing Base Certificate”

“Borrowing Base Certificate” shall mean the borrowing base certificate, together with the completed exhibits thereto, to be delivered by Borrower pursuant to Section 6.1(b), the form of which is attached hereto as Schedule 6.1(b).

1.13	“Business Day”

“Business Day” shall mean a day (other than a Saturday, Sunday or statutory holiday in Ontario, Illinois, New York or London) on which Lender’s Chicago and Toronto office, the U.S. Reference Bank’s main office and banks in New York City, Toronto and London are open for business in the normal course.

1.14	“Canadian Collateral Agent”

“Canadian Collateral Agent” shall mean Wells Fargo Capital Finance Corporation Canada (formerly known as Wachovia Capital Finance Corporation (Canada), formerly known as Congress Financial Corporation (Canada)) in its capacity as collateral agent for the Secured Parties.

1.15	“Code”

“Code” shall mean the Internal Revenue Code of 1986.

1.16	“Collateral”

“Collateral” shall mean, collectively, “Collateral” as such term is defined in the Borrower General Security Agreement and in the Intellectual Property Security Agreements and all assets and properties of Borrower and each Obligor in respect of which Lender and/or an Agent is or has been granted a Lien pursuant to any Financing Agreement.

1.17	“Default”

“Default” shall mean an event, circumstance or omission which, with any of the giving of notice, a lapse of time or a failure to remedy the event, circumstance or omission within a lapse of time, would constitute an Event of Default.

1.18	“EBITDA”

“EBITDA” shall mean, as to any Person, with respect to any Testing Period, an amount equal to the net income of such Person for such period, plus:

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(a)      depreciation, amortization and other non-cash charges not relating to current assets;

(b)      interest expenses;

(c)      extraordinary, unusual and non-recurring losses that are pre-approved by Lender under, and in accordance with, this Agreement;

(d)      unrealized foreign exchange losses related to balance sheet items that are pre-approved by Lender under, and in accordance with, this Agreement; and

(e)      the provision for taxes for such period;

to the extent deducted in the computation of net income for such Person in such Testing Period, all in accordance with GAAP.

1.19 “Eligible Accounts”

“Eligible Accounts” shall mean Accounts created by Borrower, MCE or MCC which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a)      such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower, MCE or MCC or rendition of services by Borrower, MCE or MCC in the ordinary course of their respective businesses which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)      such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them and are not unpaid more than sixty (60) days past the due date thereof;

(c)      such Accounts comply with the terms and conditions contained in Section 6.2(c) of this Agreement;

(d)      such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)      the chief executive office of the account debtor with respect to such Accounts is located in Canada, the United States of America or the United Kingdom or, if the chief executive office of the account debtor is not located in Canada, the United States of America or the United Kingdom, the Account is payable in Canadian Dollars, US Dollars, Pounds Sterling or Euro, and, at Lender’s option, if: (i) the account debtor has delivered to Borrower, MCE or MCC, as applicable, an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America in the currency in which the Account is denominated, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or

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Lender’s agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

(f)      such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, unless Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)      the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower, MCE or MCC, as applicable, to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h)      there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i)      such Accounts are subject to the first priority, valid and perfected Lien of Lender and/or Agents and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens except those permitted in this Agreement;

(j)      neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower, MCE or MCC directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

(k)      the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender or a letter of credit has been provided with respect thereto on terms and conditions satisfactory to Lender;

(l)      there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition;

(m)      such Accounts of a single account debtor or its affiliates do not constitute more than twenty-five percent (25%) of all otherwise Eligible Accounts or, with respect to each of Gamestop and Walmart, such Accounts do not constitute more than forty-five percent (45%) and forty percent (40%), respectively, or such higher percentage as may be agreed by Lender, of all

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otherwise Eligible Accounts or, with respect to such other account debtors as may from time to time be approved in writing by Lender on a case by case basis, such Accounts do not constitute more than such percentage in excess of twenty-five percent (25%) as may be agreed by Lender of all otherwise Eligible Accounts (but in each case the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(n)      such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

(o)      such Accounts are owed by account debtors whose total indebtedness to Borrower, MCE or MCC does not exceed the credit limit with respect to such account debtors as determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts); and

(p)      such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender.

General criteria for Eligible Accounts may be established and revised from time to time by Lender. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral and subject to the Lien of Lender and/or Agents.

1.20	“Eligible Inventory”

“Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower or MCE and raw materials (including electronic chips) for such finished goods, in each case which are acceptable to Lender in its absolute discretion based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower’s or MCE’s business; (f) Inventory at premises which are not owned and controlled by Borrower or MCE, unless Lender has received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lender acknowledging Agents’ first priority Lien in the Inventory, waiving or subordinating Liens by such person against the Inventory and permitting Lender and/or Agents access to, and the right to remain on, the premises so as to exercise Lender’s and/or Agents’ rights and remedies and otherwise deal with the Collateral, or unless such Inventory is Approved In-Transit Inventory; (g) Inventory subject to a Lien in favor of any person other than Agents and/or Lender except those permitted in this Agreement; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected Lien of Agents and/or Lender; (k) damaged and/or obsolete and/or defective Inventory; (l) Inventory purchased or sold on consignment and (m) Inventory subject to a license agreement or other arrangement with a third party which, in Lender’s determination, restricts the ability of Lender and/or Agents to exercise their rights under this Agreement and the Financing Agreements with respect to such Inventory unless such third party has entered into an Acceptable Liquidation Agreement or Lender has otherwise agreed to allow such Inventory to be eligible in Lender’s sole discretion. General criteria for Eligible Inventory may be established and revised

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from time to time by Lender. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral and subject to the Lien of Lender and/or Agents.

1.21	“EMU Legislation”

“EMU Legislation” shall mean legislative measures of the Council of European Union for the introduction of, change over to or operation of the Euro.

1.22	“Environmental Laws”

“Environmental Laws” shall mean with respect to any Person all federal (United States of America and Canada), state, provincial, district, local, municipal and foreign laws, statutes, rules, regulations, ordinances, orders, directives, permits, licenses and consent decrees relating to health, safety, hazardous, dangerous or toxic substances, waste or material, pollution and environmental matters, as now or at any time hereafter in effect, applicable to such Person and/or its business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

1.23	“Equipment”

“Equipment” shall mean all of Borrower’s now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.24	“ERISA”

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974.

1.25	“ERISA Affiliate”

“ERISA Affiliate” shall mean any person required to be aggregated with Borrower or any of its affiliates under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.26	“Euro”

“Euro” means the single currency to which the Participating Member States of the European Union have converted.

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1.27	“Event of Default”

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 9.1 hereof.

1.28	“Excess Availability”

“Excess Availability” shall mean the amount in US Dollars, as determined by Lender, calculated at any time, equal to:

(a)	the lesser of:

(i)

the amount of the Revolving Loans available to Borrower as of such time pursuant to Section 2.1 as determined by Lender and subject to the sublimits and Availability Reserves from time to time established by Lender hereunder; and

(ii)	the Maximum Credit; minus

(b)

the sum of: (i) the amount of all then outstanding and unpaid Obligations with respect to Revolving Loans and Letter of Credit Accommodations, plus (ii) the aggregate amount of all due but unpaid tax obligations, and trade payables of Borrower, MCE, MCC and MCII that are past due more than sixty (60) days.

1.29	“Financing Agreements”

“Financing Agreements” shall mean, collectively, this Agreement, the Borrower General Security Agreement, the Intellectual Property Security Agreements and all notes, guarantees, security agreements and other agreements, documents and instruments previously executed or now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, the Original Loan Agreement, the First Amended and Restated Loan Agreement, the Amended First Amended and Restated Loan Agreement, the Second Amended and Restated Loan Agreement and the Third Amended and Restated Loan Agreement excluding any Swap Agreements, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.30	“Fiscal Quarter”

“Fiscal Quarter” shall mean any of the following three (3) month periods in any fiscal year of Borrower: April 1 to June 30, July 1 to September 30, October 1 to December 31 and January 1 to March 31.

1.31	“Fixed Charge Coverage Ratio”

“Fixed Charge Coverage Ratio” shall mean, with respect to MCII and its subsidiaries on a consolidated basis for any Testing Period, the ratio of (a) EBITDA to (b) Fixed Charges. For the avoidance of doubt, Lender and Borrower agree that the compliance certificate attached hereto as Exhibit A accurately details the method for calculating the Fixed Charge Coverage Ratio.

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1.32	“Fixed Charges”

“Fixed Charges” shall mean, with respect to MCII and its subsidiaries on a consolidated basis for any Testing Period:

(a)      the aggregate of all interest expenses payable in cash for such Testing Period (but excluding the interest payment made to Winkler Atlantic Trust on or about March 29, 2011 in the amount of $2,445,000), plus

(b)      scheduled principal payments, plus

(c)      capital lease obligation payments, plus

(d)      the amount of capital expenditures, determined in accordance with GAAP, to the extent applicable, made during such Testing Period and not funded with new term debt or capital leases, plus

(e)      cash dividends and distributions, plus

(f)      current taxes paid or payable less cash received in such Testing Period for tax credits or tax overpayments.

1.33	“Funding Bank”

“Funding Bank” shall have the meaning set forth in Section 3.7 hereof.

1.34	“GAAP”

“GAAP” shall mean generally accepted accounting principles in Canada or the United States of America, as applicable, as in effect from time to time as set forth in the opinions and pronouncements of the relevant Canadian or American public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied.

1.35	“Gameshark Software”

“Gameshark Software” shall mean the video game enhancement software sold by Borrower and certain Obligors that enables video game players to access and take full advantage of the secret codes, short cuts, hints and cheats incorporated by video game publishers into their video game offerings.

1.36	“Governmental Authority”

“Governmental Authority” shall mean any government, parliament, legislature, municipal or local government, or any regulatory authority, agency, commission or board of any government, parliament, legislature, municipal or local government or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including any central bank, fiscal or

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monetary authority regulating banks), having jurisdiction in the relevant circumstances, or any Person acting under the authority of any of the foregoing (including any arbitrator).

1.37	“Hazardous Materials”

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.38	“High Selling Period”

“High Selling Period” shall mean the period from and including July 1 through and including November 30.

1.39	“Inactive Subsidiaries”

“Inactive Subsidiaries” shall mean collectively Xencet USA, Inc. and Singapore Holdings Inc., and “Inactive Subsidiary” shall mean any one of them.

1.40	“Information Certificates”

“Information Certificates” shall mean, collectively, the Information Certificates of Borrower and each Obligor constituting Exhibit B hereto as updated or provided from time to time, each containing material information with respect to such Person, its business, assets and properties provided by or on behalf of such Persons to Lender in connection with the preparation of this Agreement and amendments, modifications, supplements, extensions, renewals, restatements and replacements thereof from time to time and the other Financing Agreements and the financing arrangements provided for herein.

1.41	“Intellectual Property”

“Intellectual Property” shall mean Borrower’s and each Obligor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement, if any, of the foregoing; all rights to inventories, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works

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of authorship, domain names and domain name registration and software and contract rights relating to computer software programs, in whatever form created or maintained.

1.42	“Intellectual Property Security Agreements”

“Intellectual Property Security Agreements” shall mean, collectively, (i) the Trademark Security Agreement dated as of September 25, 2000 and executed by Borrower in favor of US Collateral Agent, (ii) the Patent Security Agreement dated as of September 25, 2000 and executed by Borrower in favor of US Collateral Agent, and (iii) the Copyright Security Agreement dated as of September 25, 2000 and executed by Borrower in favor of US Collateral Agent, as each now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.43	“Interest Period”

“Interest Period” shall mean, for any Libor Rate Loan, a period of one (1), two (2), three (3) or six (6) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice of Lender; provided, that, Borrower may not elect an Interest Period which will end after the Termination Date or the then current term of this Agreement.

1.44	“Interest Rate”

“Interest Rate” shall mean:

(a) for Prime Rate Loans, the Prime Rate plus the Applicable Rate;

(b) for Libor Rate Loans, the Adjusted Libor Rate for the applicable Interest Period plus the Applicable Rate;

provided that the Interest Rate shall mean, at Lender’s option, without notice:

(c) for Prime Rate Loans, the Prime Rate plus the Applicable Rate plus 3.0% per annum; and

(d) for Libor Rate Loans, the Adjusted Libor Rate for the applicable Interest Period plus the Applicable Rate plus 3.0% per annum,

(i) on the non-contingent Obligations for (A) the period from and after the date of termination hereof until such time as Lender has received full and final payment of all such Obligations, and (B) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender (notwithstanding entry of any judgment against Borrower) and (ii) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 hereof (whether or not such excess(es), arise or are made with or without Lender’s knowledge or consent and whether made before or after an Event of Default).

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1.45	“Inventory”

“Inventory” shall mean all of Borrower’s and MCE’s now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

1.46	“Letter of Credit Accommodations”

“Letter of Credit Accommodations” shall mean the letters of credit, merchandise purchase or other guarantees denominated in Canadian Dollars or US Dollars which are from time to time either (a) issued or opened by Lender for the account of Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower or any Obligor of its obligations to such issuer.

1.47	“Libor Rate”

“Libor Rate” shall mean, with respect to the Interest Period for a Libor Rate Loan, the rate of interest per annum (expressed as a percentage on the basis of a 360-day year) being the rate published as the London interbank offered rate in The Wall Street Journal, Eastern Edition, on the day which is two (2) Business Days before the first day of such Interest Period for offering deposits in US Dollars for a period comparable to the applicable Interest Period and, if for any reason, the London interbank offered rate is not available in the Wall Street Journal, Eastern Edition, then the Libor Rate will be the rate of interest per annum (expressed as a percentage calculated on the basis of a 360-day year) equal to the average (rounded upward to the nearest whole multiple of 1/16 of one percent (1%) per annum) of the rates per annum which leading banks in the London interbank markets are offering deposits in US Dollars and for a comparable amount of the proposed Libor Rate Loan and for a period equal to the relevant Interest Period appearing on the Reuters Screen LIBO Page (at or about 11:00 a.m. London time) on the day which is two (2) Business Days before the first day of such Interest Period; provided however that the Libor Rate shall at no time be less than one and one-half percent (1.5%) per annum

1.48	“Libor Rate Loans”

“Libor Rate Loans” shall mean any Revolving Loans or portions thereof denominated in US Dollars and upon which interest is payable based on the Libor Rate in accordance with the terms hereof.

1.49	“License Agreements”

“License Agreements” shall have the meaning set forth in Section 7.14 hereof.

1.50	“Lien”

“Lien” shall mean any mortgage, deed of trust, pledge, fixed or floating charge, lien, security interest, hypothec or encumbrance or security arrangement of any nature whatsoever, whether arising by written or oral agreement or by operation of law, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

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1.51	“Low Selling Period”

“Low Selling Period” shall mean the period from and including December 1 through and including June 30.

1.52	“Mad Catz China”

“Mad Catz China” shall mean Mad Catz Technological Development (Shenzhen) Co., Ltd., a corporation incorporated under the laws of China.

1.53	“Mad Catz Germany”

“Mad Catz Germany” shall mean Mad Catz GmbH, formerly known as Saitek Elektronik Vertriebs GmbH., a corporation incorporated under the laws of Germany.

1.54	“Mad Catz Japan”

“Mad Catz Japan” shall mean Mad Catz Co., Ltd., a corporation incorporated under the laws of Japan.

1.55	“Material Adverse Change”

“Material Adverse Change” shall mean, where used in relation to the affairs of Borrower or any Obligor, a change in the business, operations or capital of Borrower or such Obligor, as applicable, that, in the opinion of Lender, has or could be expected to have a Material Adverse Effect.

1.56	“Material Adverse Effect”

“Material Adverse Effect” shall mean (i) a material adverse effect on the assets or property of Borrower, any Obligor, their respective subsidiaries or the business or operations of any of them or all of them, taken as a whole, (ii) a material adverse effect on the condition or prospects, financial or otherwise, of Borrower, any Obligor and their respective subsidiaries or any of them or all of them, taken as a whole, (iii) a material adverse effect on the ability of Borrower or any Obligor to perform and discharge any of its obligations under the Financing Agreements, or (iv) a material adverse effect on the priority, effectiveness or enforceability of any Lien granted by Borrower or any Obligor in favor of Agents and/or Lender or the ability of Lender and/or Agents to enforce any Obligation or realize upon any Collateral or any other property securing the Obligations.

1.57	“Maximum Credit”

“Maximum Credit” shall mean the amount of $30,000,000.

1.58	“Maximum Letter of Credit Facility”

“Maximum Letter of Credit Facility” shall mean the amount of $2,000,000.

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1.59	“MCC”

“MCC” shall mean 1328158 Ontario Inc., a corporation incorporated under the laws of the Province of Ontario.

1.60	“MCE”

“MCE” shall mean Mad Catz Europe Limited, a company incorporated and existing under the laws of England and Wales.

1.61	“MCII”

“MCII” means Mad Catz Interactive, Inc., a corporation existing under the federal laws of Canada.

1.62	“MCIA”

“MCIA” shall mean Mad Catz Interactive Asia Limited, a company incorporated under the laws of Hong Kong.

1.63	“Merger”

“Merger” means the merger of Saitek Industries Ltd. with Borrower to continue as Borrower effective April 3, 2008.

1.64	“Net Amount of Eligible Accounts”

“Net Amount of Eligible Accounts” shall mean the gross amount in US Dollars of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts; provided that the amounts deducted under clause (a) shall not duplicate items for which Availability Reserves have been established by Lender.

1.65	“Net Orderly Liquidation Value”

“Net Orderly Liquidation Value” shall mean the amount in US Dollars to be realized from any orderly liquidation of Inventory, net of all liquidation costs, including deductions for all commissions and taxes, as evidenced by an appraisal of such Inventory conducted, at the cost of Borrower by Hilco Appraisal Services, LLC or such other appraiser as is acceptable to Lender, such appraisal to be in form, scope and methodology acceptable to Lender and addressed to Lender or upon which Lender is permitted to rely.

1.66	“Obligations”

“Obligations” shall mean any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower or any Obligor to Lender, any Agent, their respective affiliates and/or owing to any

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financial institution under or in connection with a Swap Agreement, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement, the other Financing Agreements and any Swap Agreement, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding with respect to Borrower or any Obligor under the Bankruptcy Code or any similar statute in any jurisdiction (including the payment of interest and other amounts which would accrue and become due but for the commencement of such proceeding, whether or not such amounts are allowed or allowable in whole or in part in such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender, any Agent, their respective affiliates and/or any financial institution under or in connection with a Swap Agreement.

1.67	“Obligor”

“Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations including MCII, MCC, MCE, FX Unlimited, Inc., MCIA, WAHL, Mad Catz Germany, Saitek France, Mad Catz Japan and Mad Catz China, other than Borrower.

1.68	“Participating Member State”

“Participating Member State” shall mean each state so described in any EMU Legislation.

1.69	“Payment Account”

“Payment Account” shall have the meaning set forth in Section 5.3 hereof.

1.70	“Permitted Inter-Company Debt”

“Permitted Inter-Company Debt” shall mean indebtedness owing by Borrower to any Obligor, by any Obligor to Borrower and/or by any Obligor to another Obligor provided that:

(a)      such indebtedness is incurred in the ordinary course of business of Borrower and/or such Obligor, as applicable, consistent with past practice;

(b)      all promissory notes and security agreements (if any) executed by Borrower or any Obligor in respect of such indebtedness shall be assigned to Agents in form and content satisfactory to Agents; and

(c)      if requested by Lender, such indebtedness is subordinated and postponed pursuant to subordination agreements in form and content satisfactory to Lender.

1.71	“Permitted 3rd Party Debt”

“Permitted 3rd Party Debt” shall mean indebtedness owing by a Permitted 3rd Party Debt Obligor to any Permitted 3rd Party Debt Lender.

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1.72	“Permitted 3rd Party Debt Guarantee”

“Permitted 3rd Party Debt Guarantee” shall mean a guarantee given by a Permitted 3rd Party Debt Obligor in favor of a Permitted 3rd Party Debt Lender with respect to Permitted 3rd Party Debt of another Permitted 3rd Party Debt Obligor.

1.73	“Permitted 3rd Party Debt Subordination Agreement”

“Permitted 3rd Party Debt Subordination Agreement” shall mean a subordination agreement drafted and requested by a Permitted 3rd Party Debt Lender and entered into among such Permitted 3rd Party Debt Lender, US Collateral Agent, Lender and the applicable Permitted 3rd Party Debt Obligors which subordinates US Collateral Agent’s security over the assets of the applicable Permitted 3rd Party Debt Obligor to such Permitted 3rd Party Debt Lender’s security over the assets of the applicable Permitted 3rd Party Debt Obligor.

1.74	“Permitted 3rd Party Debt Lender”

“Permitted 3rd Party Debt Lender” shall mean a Person extending Permitted 3rd Party Debt to a Permitted 3rd Party Debt Obligor.

1.75	“Permitted 3rd Party Debt Obligors”

“Permitted 3rd Party Debt Obligors” shall mean WAHL, MCIA, Mad Catz Germany, Saitek France, Mad Catz China and Mad Catz Japan.

1.76	“Person”

“Person” or “person” shall mean any individual, sole proprietorship, partnership, limited partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.77	“Pounds Sterling”

“Pounds Sterling” shall mean, at any time of determination, the then official currency of the United Kingdom.

1.78	“PPSA”

“PPSA” shall mean the Personal Property Security Act (Ontario).

1.79	“Prime Rate”

“Prime Rate” shall mean the rate from time to time publicly announced by the US Reference Bank, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

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1.80	“Prime Rate Loans”

“Prime Rate Loans” shall mean any Revolving Loans or portions thereof denominated in US Dollars and on which interest is payable based on the Prime Rate in accordance with the terms hereof.

1.81	“Priority Payables Reserve”

“Priority Payables Reserve” shall mean, at any time, the full amount of the liabilities at such time which have a trust imposed to provide for payment or Lien ranking or capable of ranking senior to or pari passu with Liens securing the Obligations on any of the Collateral under Federal, provincial, State, county, municipal, or local law including to claims for unremitted and accelerated rents, taxes, wages, vacation pay, workers’ compensation obligations, government royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which Lender considers may be or may become subject to a right of a supplier to recover possession thereof under any Federal, provincial, State, county, municipal or local law, where such supplier’s right may have priority over the Liens securing the Obligations including Eligible Inventory subject to a right of a supplier to repossess goods pursuant to the Bankruptcy Code or any applicable bankruptcy, reorganization or insolvency legislation.

1.82	“Records”

“Records” shall mean all of Borrower’s and each Obligor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower or any Obligor with respect to the foregoing maintained with or by any other person).

1.83	“Revolving Loans”

“Revolving Loans” shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.84	“Royalty Reserve”

“Royalty Reserve” shall mean an amount equal to all accrued and unpaid royalty obligations owing by Borrower and MCE as set forth on the most recent Royalty Reserve Report, adjusted up or down as of any date of determination by Lender in its sole discretion based on Lender’s findings that such royalty obligations owing by Borrower and/or MCE have increased or decreased since the date of such Royalty Reserve Report.

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1.85	“Royalty Reserve Report”

“Royalty Reserve Report” shall mean a report for the period since the date of the last such report delivered in accordance with Section 6.1 hereof which shall set forth (i) each license of Intellectual Property for which Borrower and/or MCE is licensee and for which it pays royalties, (ii) the licensor of each such license, (iii) the aggregate accrued and unpaid royalty obligations owing under each such license and (iv) the date such accrued and unpaid royalty obligations are due under each such license. Each Royalty Reserve Report shall be certified by the chief financial officer of the Borrower as being complete and accurate.

1.86	“Saitek France”

“Saitek France” shall mean Saitek, S.A., a Société à resonsabilité limitée under the laws of France.

1.87	“Saitek HK”

“Saitek HK” shall mean Saitek Industries Limited, a corporation incorporated in Hong Kong.

1.88	“Secured Parties”

“Secured Parties” shall collectively mean Lender, Agents, their respective affiliates, any financial institution under or in connection with a Swap Agreement and any other person to which Obligations are owed or who is the beneficiary of or under a guarantee of the Obligations.

1.89	“Software”

“Software” shall mean all software and computer programs (regardless of form or format, DVD, disc or otherwise) and all packaging, containers, artwork, end-user guides or instructions, user manuals and related materials concerning the use and operation of such software and computer programs other than Gameshark Software.

1.90	“Software Inventory”

“Software Inventory” shall mean all Eligible Inventory consisting of Software.

1.91	“Solvent”

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the assets and property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets and properties of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be

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computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

1.92	“Springing Blocked Account Triggering Event”

“Springing Blocked Account Triggering Event” shall have the meaning set forth in Section 5.3(a) hereof.

1.93	“Swap Agreement”

“Swap Agreement” shall mean any swap agreement (as defined in 11 U.S.C. §101), interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract and other similar hedge or swap agreement between Borrower or any Obligor (or, with the prior written consent of Lender, in its sole discretion, Agents, or Lender or any of their respective affiliates on behalf of Borrower or any Obligor) as one counterparty and Agents, Lender or any of their respective affiliates (even if that counterparty should subsequently cease to be Agents, Lender or an affiliate thereof) and/or another financial institution as to the other counterparty; provided that the prior written consent of Lender is obtained (such consent to be provided in Lender’s sole discretion) as to such other financial institution and the Swap Agreement entered into with such other financial institution.

1.94	“Termination Date”

“Termination Date” shall have the meaning set forth in Section 11.1(a).

1.95	“Testing Period”

“Testing Period” shall mean any trailing four (4) Fiscal Quarters.

1.96	“UCC”

“UCC” shall mean the Uniform Commercial Code.

1.97	“United Kingdom”

“United Kingdom” shall mean the United Kingdom of Great Britain and Northern Ireland.

1.98	“US Reference Bank”

“US Reference Bank” shall mean Wells Fargo Bank, National Association or such other major bank in the United States as Lender may from time to time designate in its discretion.

1.99	“Value”

“Value” shall mean, as determined by Lender, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP and (b) net realizable value.

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1.100	“WAHL”

“WAHL” shall mean Winkler Atlantic Holdings Limited, a company incorporated under the laws of the British Virgin Islands.

SECTION 2	CREDIT FACILITIES

2.1	Revolving Loans

(a)      Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the lesser of:

(i)	the Maximum Credit; and

(ii)	the sum of:

(A)	eighty percent (80%) of the Net Amount of Eligible Accounts;

plus

(B)	the lesser of:

(1)

(X) for any date of determination during the Low Selling Period, the lesser of (i) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Inventory (excluding Software Inventory and Approved In-Transit Inventory) and (ii) sixty-five percent (65%) of the Value of Eligible Inventory (excluding Software Inventory and Approved In-Transit Inventory); or (Y) for any date of determination during the High Selling Period, the lesser of (i) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Inventory (excluding Software Inventory and Approved In-Transit Inventory) and (ii) seventy percent (70%) of the Value of Eligible Inventory (excluding Software Inventory and Approved In-Transit Inventory); and

(2)	$16,000,000 (less the amount, if any, determined in accordance with Section 2.1(a)(ii)(C) and (D) below),

plus

(C)	the lesser of (i) twenty-five percent (25%) of the Value of Software Inventory, (ii) eighty-five percent (85%) of the Net Orderly Liquidation Value of Software Inventory and (iii) $2,000,000,

plus

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(D)	the lesser of:

(1)

(X) for any date of determination during the Low Selling Period, the lesser of (i) eighty-five percent (85%) of the Net Orderly Liquidation Value of Approved In-Transit Inventory and (ii) sixty-five percent (65%) of the Value of Approved In-Transit Inventory; or (Y) for any date of determination during the High Selling Period, the lesser of (i) eighty-five percent (85%) of the Net Orderly Liquidation Value of Approved In-Transit Inventory and (ii) seventy percent (70%) of the Value of Approved In-Transit Inventory; and

(2)	$5,000,000 during the High Selling Period and $3,250,000 during the Low Selling Period,

minus

(E)	any Availability Reserves.

(b)      Lender may, in its discretion, from time to time, upon not less than five (5) days prior written notice to Borrower, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels or as a result of seasonal variations, or (B) the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the Net Orderly Liquidation Value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

(c)      Except in Lender’s discretion, the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Revolving Loans, or the aggregate amount of the outstanding Revolving Loans and Letter of Credit Accommodations, exceeds the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(d) hereof or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

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(d)      For purposes only of applying the sublimit on Revolving Loans based on Eligible Inventory pursuant to Section 2.1(a)(ii)(B)(2) hereof, Lender may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Lender is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(a) hereof that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

2.2	Letter of Credit Accommodations

(a)      Subject to and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.2.

(b)      In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to two and one-half percent (2.5%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Lender such letter of credit fee, at Lender’s option, without notice, at a rate equal to five and one-half percent (5.5%) per annum on such daily outstanding balance for: (i) the period from and after the date of termination hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination of this Agreement.

(c)      No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject to the Maximum Credit, the Maximum Letter of Credit Facility and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and all negotiable documents of title with respect to such Eligible Inventory have been consigned to the issuer of the Letter of Credit Accommodation, the sum of (A) the percentage equal to one hundred (100%) percent minus the then applicable percentage set forth in Section 2.1(a)(ii)(B) above of the Value of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower’s locations for Eligible Inventory within the United States of America and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations

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made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii) hereof.

(d)      Except in Lender’s discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed the Maximum Letter of Credit Facility. At any time an Event of Default exists or has occurred and is continuing, upon Lender’s request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender and/or US Collateral Agent for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) hereof to the extent of such cash collateral.

(e)      Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination of this Agreement.

(f)      Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not at any time while an Event of Default exists, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods, (C) execute any and all applications for steamship or airway guarantees, indemnities or delivery orders, (D) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, or (E) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit

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included in the Collateral. Lender may take such actions either in its own name or in Borrower’s name.

(g)      Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

2.3	Availability Reserves

All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit, the Maximum Letter of Credit Facility and other applicable limits hereunder shall be subject to Lender’s continuing right to establish and revise Availability Reserves, upon not less than five (5) days’ prior written notice to Borrower.

SECTION 3	INTEREST AND FEES

3.1	Interest

(a)      Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the applicable Interest Rate.

(b)      Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced. The increase or decrease shall be based on the Prime Rate in effect on the last day of the month in which any such change occurs. All interest accruing hereunder on and after an Event of Default or termination hereof shall be payable on demand. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(c)      A certificate of an authorized signing officer of Lender as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.

(d)      For greater certainty, whenever any amount is payable under this Agreement or any Financing Agreement by Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method”. As an example, when

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interest is calculated and payable monthly, the rate of interest payable per month is one-twelfth (1/12th) of the stated rate of interest per annum.

(e)      Any Libor Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period unless Lender has received and approved a request to continue such Libor Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Libor Rate Loans shall, at Lender’s option, upon notice by Lender to Borrower, be subsequently converted to Prime Rate Loans upon the occurrence of any Default or Event of Default which is continuing and otherwise upon the Termination Date. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower), any amounts required to compensate Lender for any loss, costs or expense incurred by Lender as a result of the conversion of Libor Rate Loans to Prime Rate Loans pursuant to any of the foregoing. Upon the occurrence of a Default or an Event of Default that is continuing, or if Borrower repays or prepays a Libor Rate Loan on a day other than the last day of the applicable Interest Period, Borrower shall indemnify Lender for any loss or expense suffered or incurred by Lender including any loss of profit or expenses Lender incurs by reason of the liquidation or redeployment of deposits or other funds acquired by it to effect or maintain any and all Libor Rate Loans or any interest or other charges payable to lenders of funds borrowed by Lender in order to maintain such Libor Rate Loans together with any other charges, costs or expenses incurred by Lender relative thereto.

(f)      So long as no Default or Event of Default shall have occurred and be continuing, Borrower may from time to time request Libor Rate Loans or may request that Prime Rate Loans be converted to Libor Rate Loans or that any existing Libor Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Libor Rate Loans or the amount of the Prime Rate Loans to be converted to Libor Rate Loans or the amount of the Libor Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Libor Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrower, such Libor Rate Loans shall be made or Prime Rate Loans shall be converted to Libor Rate Loans or such Libor Rate Loans shall continue, as applicable; provided, that:

(i)	no Default or Event of Default shall exist or have occurred and be continuing;

(ii)	no party hereto shall have sent any notice of termination of this Agreement;

(iii)

Borrower shall have complied with such customary procedures as are generally established by Lender for all customers and specified by Lender to Borrower from time to time for requests by Borrower for Libor Rate Loans;

(iv)	no more than six (6) Interest Periods (for all outstanding Libor Rate Loans) may be in effect at any one time;

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(v)	the aggregate amount of the Libor Rate Loans must be in an amount not less than Five Million US Dollars ($5,000,000) or an integral multiple of One Million US Dollars ($1,000,000) in excess thereof;

(vi)	not more than eighty percent (80%) of the Obligations may be comprised of Libor Rate Loans at any time; and

(vii)	Lender shall have determined that the Interest Period or Adjusted Libor Rate is available to Lender and can be readily determined as of the date of the request for such Libor Rate Loan by Borrower.

Any request by Borrower for Libor Rate Loans or to convert Prime Rate Loans to Libor Rate Loans or to continue any existing Libor Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender shall not be required to purchase US Dollar deposits in the London interbank market to fund any Libor Rate Loans, but the provisions hereof shall be deemed to apply as if the Lender had purchased such deposits to fund the Libor Rate Loans.

3.2	Intentionally Deleted

3.3	Closing Fee

Borrower shall pay to Lender as a closing fee the amount of $100,000, which shall be fully earned as of and payable on the date hereof.

3.4	Servicing Fee

Borrower shall pay to Lender a monthly servicing fee in an amount equal to $1,500 per month in respect of Lender’s services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which monthly fee shall be fully earned as of and payable in advance on the date of closing hereof and on the first day of each month thereafter.

3.5	Unused Line Fee

Borrower shall pay to Lender a monthly unused line fee at a rate equal to 0.25% per annum calculated on the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) during which this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month.

3.6	Currency of Payments

Unless otherwise specified by Lender, all interest, fees and other payments by Borrower hereunder shall be in the currency in which such Obligations are denominated.

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3.7	Increased Costs and Changes in Law

(a)      If, after the date hereof, either:

(i)

any change in, or in the interpretation of, any law or regulation is introduced, including with respect to reserve requirements, applicable to Lender or any banking or financial institution from whom Lender borrows funds or obtains credit (a “Funding Bank”);

(ii)	a Funding Bank or Lender complies with any future guideline or request from any central bank or other Governmental Authority;

(iii)

a Funding Bank or Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below or a Funding Bank or Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law where customarily complied with by responsible financial institutions) of any such Governmental Authority, central bank or comparable agency, and such adoption, change or compliance has, or would have, the direct or indirect effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) and (iii) is, or results in, an increase in the cost to Lender of funding or maintaining the Loans and/or Letter of Credit Accommodations, then Borrower shall from time to time upon demand by Lender pay to Lender additional amounts sufficient to indemnify Lender against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Borrower by Lender and shall be conclusive, absent manifest error.

(b)      If, prior to the first day of any Interest Period:

(i)

Lender shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Libor Rate for such Interest Period;

(ii)	Lender has determined that the Adjusted Libor Rate determined or to be determined for such Interest Period will not adequately and fairly reflect

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the cost to Lender of making or maintaining Libor Rate Loans during such Interest Period; or

(iii)	US Dollar deposits in the principal amounts of the Libor Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market,

Lender shall give notice thereof to Borrower as soon as practicable thereafter (which notice shall be withdrawn whenever such circumstances no longer exist). If such notice is given: (A) any Libor Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans; (B) any Revolving Loans that were to have been converted on the first day of such Interest Period to or continue as Libor Rate Loans shall be converted to or continued as Prime Rate Loans; and (C) each outstanding Libor Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Lender, no further Libor Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Prime Rate Loans to Libor Rate Loans.

(c)      Notwithstanding any other provision herein, if the adoption of, or any change in, any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Lender to make or maintain Libor Rate Loans as contemplated by this Agreement:

(i)	Lender shall promptly give written notice of such circumstances to Borrower (which notice shall be withdrawn whenever such circumstances no longer exits);

(ii)

the commitment of Lender hereunder to make Libor Rate Loans, continue Libor Rate Loans as such and convert Prime Rate Loans to Libor Rate Loans shall forthwith be cancelled and, until such time as it shall no longer be unlawful for Lender to make or maintain Libor Rate Loans, Lender shall then only have a commitment to make Prime Rate Loans when a Libor Rate Loan is requested; and

(iii)

the Revolving Loans then outstanding as Libor Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Revolving Loans or within such earlier period as required by law.

If any such conversion of a Libor Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to Lender such amounts, if any, as may be required pursuant to Section 3.7(d) below.

(d)      Borrower shall indemnify Lender and shall hold Lender harmless from any loss or expense which Lender may sustain or incur as a consequence of:

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(i)

default by Borrower in making a borrowing of, conversion into or extension of Libor Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement;

(ii)	the making of a prepayment or conversion of any Libor Rate Loans on a day which is not the last day of an Interest Period with respect thereto.

With respect to Libor Rate Loans such indemnification may include an amount equal to the greater of: (i) the excess, if any, of (1) the amount of interest which would have accrued on the amount so prepaid or converted, or not so borrowed, converted or extended, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure), in each case at the applicable rate of interest for such Libor Rate Loans provided for herein over (2) the amount of interest (as determined by Lender) which would have accrued to Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market and (ii) an amount equal to the interest that would have been payable if the Libor Rate Loans had been a Prime Rate Loan. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

(e)      In the event that Borrower has hedged a Libor Rate Loan with an interest rate swap with Lender or any of its affiliates under which Borrower is to make its payments based on a fixed rate and Lender or any of its affiliates is to make its payments based on a rate equal to the Libor Rate, then the fallback rate (being the Prime Rate in the circumstances described in this Section 3) on any given day while the swap with Lender or any of its affiliates is in effect will be the sum of (i) the fallback floating rate payable by Lender or any of its affiliates that is in effect under the interest rate swap for that day (without regard to any interest rate spread added thereto under the terms of the interest rate swap) plus (ii) the percentage spread in the definition of Interest Rate applicable to Libor Rate Loans.

SECTION 4	CONDITIONS PRECEDENT

4.1	Conditions Precedent to Revolving Loans and Letter of Credit Accommodations

This Agreement shall not be effective until each of the agreements or actions set out in the Closing Checklist attached hereto as Exhibit C have been executed, delivered or completed, as the case may be, to the satisfaction of Lender or waived in writing (in whole or in part) by Lender in its sole discretion and each of the following is a condition precedent to Lender continuing to make Revolving Loans and/or provide Letter of Credit Accommodations to Borrower hereunder:

(a)      all representations and warranties contained in this Agreement and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Revolving Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except with respect to those representations and warranties that were or are

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expressly made as of a particular date and except to the extent that there are changes with respect to matters referenced in such representations and warranties after the date thereof that do not and will not otherwise cause a Default or Event of Default hereunder, and

(b)      no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Revolving Loan or providing each such Letter of Credit Accommodation or after giving effect thereto.

SECTION 5	COLLECTION AND ADMINISTRATION

5.1	Borrower’s Loan Account

Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Revolving Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender’s customary practices as in effect from time to time.

5.2	Statements

Lender shall render to Borrower each month a statement setting forth the balance in Borrower’s loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

5.3	Collection of Accounts

(a)      Borrower shall establish and maintain, at its expense, blocked accounts (“Blocked Accounts”) with such banks as are acceptable to Lender into which Borrower and Obligors shall, in accordance with Lender’s instructions after Excess Availability is less than $10,000,000 at any time for a period greater than five (5) consecutive Business Days (even if Excess Availability is subsequently greater than $10,000,000 at any time) or an Event of Default has occurred and is continuing (each, a “Springing Blocked Account Triggering Event”), promptly deposit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral; provided that, prior to the occurrence and continuation of an Event of Default, Obligors agreement to deposit hereunder shall be limited to payments and proceeds received by such Obligor in Canada, the United States and the United Kingdom. Upon the occurrence and during the continuation of an Event of Default, Lender may, and Borrower and each Obligor shall upon Lender’s request, direct Borrower’s and each Obligor’s account debtors to directly remit all payment on Accounts to the Blocked Accounts. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing

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that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will, after notice from Lender that a Springing Blocked Account Triggering Event has occurred (which notice shall also be provided by Lender to Borrower), wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose (“Payment Account”). Borrower and each Obligor agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be subject to the security of Lender and/or Agents.

(b)      For purposes of calculating the amount of the Revolving Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in a Payment Account provided such payments and notice thereof are received in accordance with Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Lender in the applicable Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day. If Lender receives funds in a Payment Account at any time at which no Obligations are outstanding or in excess of such outstanding Obligations, Lender shall transfer such funds to Borrower at such account as Borrower may direct; provided that Borrower shall, at Lender’s request, deposit such funds to an account maintained at the bank at which the Payment Accounts are maintained and, prior to such transfer, shall execute and deliver to Lender a cash collateral agreement in form and substance satisfactory to Lender providing to Lender and/or Agents a first priority Lien over such account.

(c)      After notice from Lender that a Springing Blocked Account Triggering Event has occurred Borrower and each Obligor and the shareholders, directors, employees and/or agents of Borrower and each Obligor shall, acting as trustee for Lender, receive, as the security of Lender and/or Agents, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender, but in no event shall any of the foregoing monies, checks, notes, drafts or any other such payment be commingled with Borrower’s or an Obligor’s other funds; provided that, prior to the occurrence and continuation of an Event of Default, Obligors (and the shareholders, directors, employees and/or agents of such Obligor) agreement to deposit and remit hereunder shall be limited to monies, checks, notes, drafts or any other payment and proceeds received by such Obligor in Canada, the United States and the United Kingdom. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender’s payments to, or indemnification of, such bank or person (other than to the

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extent that such amount arises directly from Lender’s or such other party’s negligence or willful misconduct). The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 5.3 shall survive the termination of this Agreement.

5.4	Payments

All Obligations shall be payable to the Payment Accounts as provided in Section 5.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. Payments and collections received in any currency other than US Dollars or Canadian Dollars will be accepted and/or applied at the sole discretion of Lender. At Lender’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 5.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 5.4 shall survive the payment of the Obligations and the termination of this Agreement. Any payment of the Obligations or termination of this Agreement shall not affect Borrower’s or an Obligor’s obligation to continue making payments under any Swap Agreement, which shall remain in full force and effect notwithstanding such payment or termination, subject to the terms of such Swap Agreement.

5.5	Authorization to Make Revolving Loans

Lender is authorized to make the Revolving Loans and provide the Letter of Credit Accommodations based upon telephonic instructions or instructions sent by courier, telecopier or by e-mail received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Revolving Loans are necessary to satisfy any Obligations. All requests for Revolving Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Revolving Loan or Letter of Credit Accommodations. Requests received after 11:00 a.m. Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Revolving Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

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5.6	Use of Proceeds

All Revolving Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof.

SECTION 6	COLLATERAL REPORTING AND COVENANTS

6.1	Collateral Reporting

Borrower shall provide Lender with the following documents in a form satisfactory to Lender:

(a)      on a monthly basis within twenty (20) days after each month end, a schedule of Accounts, sales made, credits issued and cash received; provided that Borrower shall provide Lender such reporting on a daily basis at any time Excess Availability is less than $5,000,000 for a period greater than five (5) consecutive Business Days;

(b)      on a monthly basis within twenty (20) days after each month end:

(i)	perpetual inventory reports;

(ii)	inventory reports by category, including a separate itemized detailed breakdown of all Inventory that is in transit;

(iii)	agings of accounts payable;

(iv)	a Royalty Reserve Report; and

(v)

a duly completed and executed Borrowing Base Certificate together with any information Lender requests in connection therewith, which Borrowing Base Certificate shall not be deemed to limit, impair or otherwise affect the rights of Lender contained in this Agreement and in the event of any conflict or inconsistency between the calculations made in the Borrowing Base Certificate and those made by Lender, although Lender shall be under no obligation to make its own calculations, those made by Lender shall be binding and conclusive on Borrower and Obligors absent manifest error; provided that Borrower shall provide Lender a completed and executed Borrowing Base Certificate (and the other supporting documents described in this clause (b)) on a weekly basis within two (2) Business Days after each week end at any time Excess Availability is equal to or greater than $5,000,000 and equal to or less than $10,000,000 for a period greater than five (5) consecutive Business Days;

(c)      upon Lender’s request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of

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shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower and MCE;

(d)      agings of accounts receivable on a monthly basis within twenty (20) days after each month end or more frequently as Lender may request;

(e)      no later than thirty (30) days after the end of each fiscal year of Borrower, financial projections for the next fiscal year, prepared on a monthly basis;

(f)      such other reports as to the Collateral as Lender or Agents shall reasonably request from time to time; and

(g)      upon Lender’s request, a detailed schedule of existing intercompany loans among Borrower and Obligors setting forth the debtor, creditor, amounts and terms thereof listed at month end.

If any of Borrower’s or any Obligor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower and each Obligor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender’s instructions with respect to further services at any time that an Event of Default exists.

6.2	Accounts Covenants

(a)      Borrower shall notify Lender promptly of: (i) any material delay in any of Borrower’s, MCE’s or MCC’s performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information in Borrower’s knowledge relating to the financial condition of any account debtor and (iii) any event or circumstance which, to Borrower’s knowledge, would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender’s consent, except in the ordinary course of Borrower’s, MCE’s or MCC’s business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists, Borrower, MCE or MCC shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b)      Without limiting the obligation of Borrower to deliver any other information to Lender, Borrower shall promptly report to Lender any return of Inventory by any one account debtor if the Inventory so returned in such case has a value in excess of $250,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists, Borrower and each Obligor shall, upon Lender’s request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of

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the returned Inventory solely according to Lender’s instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender’s prior written consent.

(c)      With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, rebates, price protection programs, early payment incentives, discounts, allowances or extensions made or given in the ordinary course of Borrower’s, MCE’s or MCC’s business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable federal, state or provincial laws or regulations applicable to Borrower or any Obligor, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and the discretion of the court as to the granting of equitable remedies.

(d)      Lender shall have the right at any time or times, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(e)      Borrower and each Obligor shall deliver or cause to be delivered to Agents, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which such Person now owns or may at any time acquire immediately upon such Person’s receipt thereof, except as Lender may otherwise agree.

(f)      Lender and/or Agents may, at any time or times that an Event of Default exists, (i) notify any or all account debtors that the Accounts have been assigned to Agents and that Agents have a Lien therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender and/or Agents shall not be liable for their failure to collect or enforce the payment thereof nor for the negligence of their agents or attorneys with respect thereto and (iv) take whatever other action Lender and/or Agents may deem necessary or desirable for the protection of their interests. At any time that an Event of Default exists, at Lender’s and/or an Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agents and are payable directly and only to Lender and Borrower, MCE and MCC shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender and/or Agents may require.

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6.3	Inventory Covenants

With respect to the Inventory: (a) Borrower shall at all times maintain inventory records satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s or MCE’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request while an Event of Default exists, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be satisfactory to Lender concerning such physical count; (c) Borrower and MCE shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower’s or MCE’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) Borrower shall, at its expense, at Lender’s request, in any twelve (12) month period, deliver or cause to be delivered to Lender four (4) full appraisals as to the Inventory, each in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; provided however that, while an Event of Default exists, Borrower shall, at its expense, at Lender’s request at any time and from time to time, deliver or cause to be delivered to Lender appraisals as to the Inventory, in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower and MCE shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938); (f) Borrower and MCE assume all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower and MCE shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower or MCE to repurchase such Inventory, except in the ordinary course of business or unless such Inventory is not Eligible Inventory; (h) Borrower and MCE shall keep the Inventory in good and marketable condition; and (i) Borrower and MCE shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

6.4	Equipment Covenants

With respect to the Equipment: (a) upon Lender’s request, Borrower shall, at its expense, at any time or times as Lender may request while an Event of Default exists, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology reasonably acceptable to Lender and by an appraiser acceptable to Lender; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower’s business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of

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business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment.

6.5	Power of Attorney

Borrower and each Obligor hereby irrevocably designates and appoints Lender and Agents (and all persons designated by Lender and Agents) as Borrower’s and such Obligor’s true and lawful attorney-in-fact, and authorizes Lender and Agents, in Borrower’s, such Obligor’s, Lender’s or an Agent’s name, to:

(a)      at any time while an Event of Default exists (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower’s and such Obligor’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Lender and Agents deem advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower’s or such Obligor’s name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower’s or such Obligor’s mail to an address designated by Lender and/or Agents, and open and dispose of all mail addressed to Borrower and Obligors, and (ix) do all acts and things which are necessary, in Lender’s or Agents’ determination, to fulfill Borrower’s and Obligors’ obligations under this Agreement and the other Financing Agreements; and

(b)      at any time (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower’s or such Obligor’s mail is deposited, (iii) endorse Borrower’s or such Obligor’s name upon any items of payment or proceeds thereof and deposit the same in Lender’s account for application to the Obligations, (iv) endorse Borrower’s or such Obligor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower’s or such Obligor’s name on any verification of Accounts and notices thereof to account debtors and (vi) execute in Borrower’s or such Obligor’s name and file any UCC, PPSA or other financing statements or amendments thereto.

Borrower and each Obligor hereby releases Lender and Agents and their officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender’s or an Agent’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

6.6	Right to Cure

Lender may, at its option, (a) cure any default by Borrower or any Obligor under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower or any Obligor, (b) discharge taxes or Liens at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in

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Lender’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agents and/or Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability. Any payment made or other action taken by Lender under this Section 6.6 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

6.7	Access to Premises

From time to time as requested by Lender, at the cost and expense of Borrower or any Obligor, (a) Lender or its designee including Agents shall have complete access to all of Borrower’s and each Obligor’s premises during normal business hours and after reasonable notice to Borrower and such Obligor, or at any time and without notice to Borrower or such Obligor if an Event of Default exists, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s or such Obligor’s books and records including the Records, and (b) Borrower and each Obligor shall promptly furnish to Lender such copies of such books and records including the Records or extracts therefrom as Lender may request, and (c) Lender or its designee including Agents may use during normal business hours such of Borrower’s or any Obligor’s personnel, equipment, supplies and premises as may be necessary for the foregoing and, if an Event of Default exists, for the collection of Accounts and realization of other Collateral.

SECTION 7	REPRESENTATIONS AND WARRANTIES

Borrower and each Obligor hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Revolving Loans and providing Letter of Credit Accommodations by Lender to Borrower:

7.1	Corporate Existence, Power and Authority; Subsidiaries

Borrower and each Obligor has been duly incorporated or organized and is validly existing under the laws of its jurisdiction of incorporation or organization, as the case may be, and is duly qualified or registered as a foreign or extra-provincial corporation in all provinces, states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets or properties makes such qualification necessary, except for those jurisdictions in which the failure to so qualify or register would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower’s and each Obligor’s corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower’s or any Obligor’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower or any Obligor is a party or by which Borrower or any Obligor or their respective property are bound except to the extent that certain Collateral may not be assignable by law. This Agreement and the other Financing Agreements to which it is a party constitute

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legal, valid and binding obligations of Borrower and each Obligor enforceable in accordance with their respective terms, except as the same is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and the discretion of a court as to the granting of equitable remedies. Borrower does not have any subsidiaries or affiliates except as set forth on the corporate structure chart attached hereto as Exhibit D, which corporate structure chart is accurate and complete. The exact legal name of Borrower and each Obligor is as set forth on the signature page of this Agreement and its Information Certificate. Other than the acquisition by MCII of the entire share capital of WAHL in November 2007, the Merger and the transactions effected as set out in Sections 7.16 and 7.17 of the Third Amended and Restated Loan Agreement, Borrower and each Obligor has not, during the past five (5) years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all of substantially all of the assets and properties of any Person, or acquired any of its assets and properties out of the ordinary course of business, except as set forth in its Information Certificate. Borrower and each Obligor is an organization of the type and organized in the jurisdiction set forth in its Information Certificate.

7.2	Financial Statements; No Material Adverse Change

All financial statements relating to Borrower or any Obligor which have been or may hereafter be delivered by or on behalf of Borrower or such Obligor to Lender have been or will be prepared in accordance with GAAP (when identified as such) and fairly present in all material respects the financial condition and the results of operations of Borrower or such Obligor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by or on behalf of Borrower or any Obligor to Lender prior to the date of this Agreement, there has been no Material Adverse Change with respect to Borrower or any Obligor since the date of the most recent audited financial statements furnished by or on behalf of Borrower or any Obligor to Lender prior to the date of this Agreement.

7.3	Chief Executive Office; Collateral Locations

The chief executive office of Borrower and Borrower’s Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in its Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 8.2 below. The Information Certificates correctly identify the chief executive office of each Obligor and all other places of business and other locations, if any, at which each Obligor maintains any Collateral. The Information Certificates also correctly identify any of such locations which are not owned by Borrower or any Obligor and sets forth the owners and/or operators thereof and to the best of Borrower’s and each Obligor’s knowledge, the holders of any mortgages on such locations.

7.4	Priority of Liens; Title to Properties

The Liens granted to Agents and/or Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority Liens in and upon the Collateral subject only to the Liens indicated on Schedule 7.4 hereto (except to the extent that Lender requires the discharge thereof prior to the advance of the initial Revolving Loans

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hereunder) and the other Liens permitted under Section 8.8 hereof. Borrower and each Obligor has good and marketable title to all of its assets and properties subject to no Liens of any kind, except those granted to Agents and/or Lender and such others as are specifically listed on Schedule 7.4 hereof (except to the extent that Lender requires the discharge thereof prior to the advance of the initial Revolving Loans hereunder) or permitted under Section 8.8 hereto.

7.5	Tax Returns

Borrower and each Obligor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower and each Obligor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and each Obligor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid federal, state, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

7.6	Litigation

Except as set forth on the Information Certificates, there is no present investigation by any Governmental Authority pending, or to the best of Borrower’s and each Obligor’s knowledge threatened, against or affecting Borrower or any Obligor, their assets, properties or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s knowledge threatened, against Borrower or any Obligor or their assets, properties or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower or any such Obligor would result in any Material Adverse Change in, or would have a Material Adverse Effect on, Borrower or any Obligor.

7.7	Compliance with Other Agreements and Applicable Laws

Except as disclosed in Schedule 7.7 hereto, neither Borrower nor any Obligor is in default in any material respect under, or in violation in any material respect of any of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets or properties are bound and Borrower and each Obligor is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, federal, state, provincial or local Governmental Authority.

7.8	Bank Accounts

All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower or any Obligor maintained at any bank or other financial institution are set forth on Schedule 7.8 hereto, subject to the right of Borrower or any Obligor to establish new accounts in accordance with Section 8.15 hereof.

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7.9	Accuracy and Completeness of Information

All information furnished in writing by or on behalf of Borrower or any Obligor to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby including all information on the Information Certificates is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. Since March 31, 2011, no event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect on Borrower or any Obligor which has not been fully and accurately disclosed to Lender in writing.

7.10	Employee Benefits

(a)      Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in Section 7.10(c) hereof and any deficiency with respect to vested accrued benefits described in Section 7.10(d) hereof.

(b)      No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

(c)      Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan, including any penalty or tax described in Section 7.10(a) hereof and any deficiency with respect to vested accrued benefits described in Section 7.10(d) hereof.

(d)      The current value of all vested accrued benefits under all employee benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 7.10(a) hereof and any accumulated funding deficiency described in Section 7.10(c) hereof. The terms “current value” and “accrued benefit” have the meanings specified in ERISA.

(e)      Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

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7.11	Environmental Compliance

(a)      Neither Borrower nor any Obligor has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower and each Obligor comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

(b)      There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending, or to the best of Borrower’s and each Obligor’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or any Obligor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or any Obligor or their business, operations or assets or any properties at which Borrower or any Obligor has transported, stored or disposed of any Hazardous Materials.

(c)      Neither Borrower nor any Obligor has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d)      Borrower and each Obligor has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower and each Obligor under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

7.12	Survival of Warranties; Cumulative

All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder, except with respect to, and to the extent that, such representations and warranties are expressly made as of a particular date or there are changes with respect to the matters referenced in such representations and warranties after the date made that do not and will not otherwise cause a Default or Event of Default hereunder and such representations and warranties shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower or any Obligor shall now or hereafter give, or cause to be given, to Lender.

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7.13	Inactive Subsidiaries

No Inactive Subsidiary has (a) any assets (other than Xencet USA Inc. which owns all of the issued and outstanding shares of Singapore Holdings Inc.), (b) has any liabilities or (c) engages in any material business activities.

7.14	Intellectual Property

To the best of Borrower’s or any Obligor’s knowledge, Borrower and each Obligor owns or licences or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted. As of the date hereof, neither Borrower nor any Obligor has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any similar office or agency in the United States of America or Canada, any State or Province thereof, any political subdivision thereof or in any other country, other than those described in the Information Certificates. To the best of Borrower’s or any Obligor’s knowledge, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of Borrower’s or any Obligor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Borrower or any Obligor infringes any patent, trademark, service mark, trade name, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting Borrower or any Obligor contesting its right to sell or use any such Intellectual Property (other than those claims or litigation that Borrower has notified Lender of in writing or otherwise disclosed in publicly required filings). The Information Certificates and Schedule 7.14 attached hereto set forth all of the material agreements or other material arrangements of Borrower and any Obligors pursuant to which Borrower or any Obligor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another Person as in effect on the date hereof and the dates of the expiration of such agreement or other arrangements of Borrower and any Obligor as in effect on the date hereof (collectively, together with such agreement or other arrangement as may be entered into by Borrower or any Obligor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”) other than over-the-counter shrink-wrapped or “click-wrapped” software. No trademark, service mark, copyright or other Intellectual Property at any time used by Borrower or any Obligor which is owned by another Person, or owned by Borrower or any Obligor but subject to any Lien in favor of any Person other than Lender, is affixed to any Eligible Inventory, except (a) to the extent permitted under the terms of the License Agreements; and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by Borrower or any Obligor under applicable law. The material intellectual property of Borrower and Obligors is set forth on Exhibit E attached hereto.

7.15	Solvent

Borrower and each Obligor is Solvent.

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SECTION 8	AFFIRMATIVE AND NEGATIVE COVENANTS

8.1	Maintenance of Existence

Borrower and each Obligor shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower and each Obligor shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower or such Obligor shall deliver to Lender a certified copy of the Articles of Amendment (or other similar document appropriate for the particular jurisdiction) of Borrower or such Obligor providing for the name change immediately following its filing. Borrower and each Obligor shall not change its chief executive office or its mailing address or organizational identification number (or it does not have one, shall not acquire one) unless Lender shall have received not less than thirty (30) days prior written notice of such proposed change, which notice shall set forth such information with respect thereto as Lender may require and Lender shall have received such agreements and opinions as Lender may reasonably require in connection therewith. Borrower and each Obligor shall not change its type of organization, jurisdiction or organization or other legal structure.

8.2	New Collateral Locations

Borrower or any Obligor may open any new location within Canada and continental United States of America provided Borrower or such Obligor (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (b) Borrower or such Obligor, as applicable, executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem necessary or desirable to protect its and Agents’ interests in the Collateral at such location, including UCC, PPSA and other financing statements and such other evidence as Lender may require for the perfection of Agents’ or Lender’s first priority Liens where required by Lender.

8.3	Compliance with Laws, Regulations, Etc.

(a)      Borrower and each Obligor shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any federal, state, provincial or local Governmental Authority, including all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws except for any matter that Borrower or an Obligor is contesting in good faith by appropriate proceedings diligently pursued and which is not reasonably expected to have a Material Adverse Effect on Borrower or any Obligor.

(b)      Borrower and each Obligor shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by employees or agents of Borrower or such Obligor, as applicable, who are familiar with the requirements of the

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Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower and each Obligor to Lender. Borrower and each Obligor shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

(c)      Borrower and each Obligor shall give both oral and written notice to Lender immediately upon its receipt of any notice of, or its otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or any Obligor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials that does not comply with Environmental Laws, or (D) the violation of any other environmental, health or safety matter, which may have a Material Adverse Effect on Borrower or any Obligor or their business, operations or assets or any properties at which Borrower or any Obligor transported, stored or disposed of any Hazardous Materials.

(d)      Without limiting the generality of the foregoing, whenever Lender determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower or any Obligor in order to avoid any material non-compliance, with any Environmental Law, Borrower and each Obligor shall, at Lender’s request and Borrower’s or each Obligor’s expense: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where Borrower’s or such Obligor’s non-compliance or alleged non-compliance with such Environmental Laws has occurred and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s or such Obligor’s response thereto or the estimated costs thereof, shall change in any material respect.

(e)      Borrower and each Obligor shall indemnify and hold harmless Lender and Agents and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns (collectively, “Indemnified Persons”), from and against any and all losses, claims, damages, liabilities, costs, and expenses (including legal fees and expenses) incurred by any Indemnified Person, directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower or any Obligor and the preparation and implementation of any closure, remedial or other required plans; provided that such indemnity shall not apply to the extent that any such cost incurred by an Indemnified Person arises from the willful misconduct or gross negligence of any Indemnified Person.

(f)      All covenants and indemnifications in this Section 8.3 shall survive the payment of the Obligations and the termination of this Agreement.

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8.4	Payment of Taxes and Claims

Borrower and each Obligor shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its assets or properties, except for taxes, assessments, contributions or governmental charges the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Obligor and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Revolving Loans; provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

8.5	Insurance

Borrower and each Obligor shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower and each Obligor shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower or an Obligor fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower and such Obligor. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower and each Obligor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower and each Obligor shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower and each Obligor shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower, any Obligor or any of their respective affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

8.6	Financial Statements and Other Information

(a)      Borrower and each Obligor shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower, each Obligor and their respective subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender:

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(i)	within thirty (30) days after the end of each month:

(A)	monthly unaudited financial statements of each of Borrower, MCE and MCC;

(B)	monthly unaudited consolidated financial statements of MCII (which shall include Borrower, Obligors and their respective subsidiaries),

(including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of MCII, Borrower, MCE, MCC, Obligors and their respective subsidiaries, if any, as of the end of and through such fiscal month;

(ii)	within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters in each fiscal year:

(A)	quarterly unaudited financial statements of each of Borrower, MCE and MCC;

(B)	quarterly unaudited consolidated financial statements of MCII (which shall include Borrower, Obligors and their respective subsidiaries),

(including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of MCII, Borrower, MCE, MCC, Obligors and their respective subsidiaries, if any, as of the end of and through such Fiscal Quarter;

(iii)

within one hundred and twenty (120) days after the end of each fiscal year of MCII, audited consolidated financial statements of MCII (which shall include Borrower, Obligors and their respective subsidiaries) (including in each case balance sheets, statements of income and loss, statements of changes in financial position and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of the applicable Person and its subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent chartered accountants, which accountants shall be an independent accounting firm selected by MCII and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of the applicable Person and its

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subsidiaries as of the end of and for the fiscal year of MCII then ended; and

(iv)

no later than thirty (30) days after the end of each fiscal year of Borrower, annual financial projections for the next fiscal year of Borrower, which shall be approved by Lender (which approval shall not be unreasonably withheld or delayed) and shall include a projected balance sheet, income statement and statement of cash flow, prepared on a monthly basis for such fiscal year, proposed budgets for operating and capital expenditures, acquisitions and related financing costs for Borrower, details of all management salaries and bonuses, projections with respect to projected total consolidated EBITDA of MCII for such fiscal year and such other information as may be requested by Lender.

(b)      Borrower shall promptly notify Lender in writing of the details of (i) any material loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other assets or property which is security for the Obligations or any loss, damage, investigation, action, suit, proceeding or claim which would result in any Material Adverse Change in Borrower or any Obligor and (ii) the occurrence of any Default or Event of Default.

(c)      Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower or any Obligor sends to its shareholders generally and copies of all reports and registration statements which Borrower or any Obligor files with any securities commission or securities exchange.

(d)      Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower or any Obligor, as Lender may, from time to time, reasonably request and Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower or any Obligor to any court or other Governmental Authority as required by law or to any participant or assignee or prospective participant or assignee, provided that each such participant or assignee executes a confidentiality agreement acceptable to Lender which confidentiality agreement shall in any event provide that such participant or assignee shall maintain the confidential nature of such information in the same manner as such information is required to be maintained by Lender. Borrower and each Obligor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower’s or such Obligor’s expense, copies of the financial statements of Borrower or such Obligor and any reports or management letters prepared by such accountants or auditors on behalf of Borrower or such Obligor and to disclose to Lender such information as they may have regarding the business of Borrower or such Obligor, subject to any applicable confidentiality restrictions in favor of third parties or any legal privileges that have not been waived and which are not within the control of Borrower or such Obligor to waive. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower or any Obligor to Lender in writing.

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(e)      Borrower shall within five (5) days after the end of each month provide a certificate of the chief financial officer of Borrower, in form and content satisfactory to Lender, certifying that Borrower has paid in full (i) all rent and other amounts due and payable with respect to any premises leased or occupied by Borrower or any Obligor during such month; and (ii) all payments and other amounts due and payable with respect to any employee benefit plan or pursuant to any material contract during such month.

(f)      Notwithstanding the foregoing, or any other provision in any Financing Agreement, Borrower and Obligors shall not be required to disclose any information reports or other documents or material to the extent that such disclosure would breach any applicable laws and the ability to avoid such breach is not within the control of Borrower or any Obligor.

(g)      Borrower shall, within thirty (30) days after the end of each month, provide a compliance certificate, in substantially the form attached hereto as Schedule 8.6(g), to Lender accompanying the financial statements required pursuant to Section 8.6(a)(i) with respect to compliance by Borrower with the financial covenants set forth in Sections 8.13, 8.20, 8.24 and 8.25 and such other matters relating to Borrower and Obligors as Lender may from time to time request.

8.7	Sale of Assets, Consolidation, Merger, Amalgamation, Dissolution, Etc.

Borrower and each Obligor shall not, directly or indirectly, without the prior written consent of Lender:

(a) merge or amalgamate with any other Person or permit any other Person to merge or amalgamate with it;

(b) sell, assign, lease, transfer, abandon or otherwise dispose of any shares or indebtedness to any other Person or any of its assets to any other Person except for:

(i)	sales of Inventory in the ordinary course of business; and

(ii)

the disposition of worn-out or obsolete Equipment or Equipment no longer used in its business so long as (A) if an Event of Default exists, any proceeds are paid to Lender and (B) such sales do not involve Equipment having an aggregate fair market value in excess of $250,000 for all such Equipment disposed of in any fiscal year);

(c) form or acquire any subsidiaries;

(d) wind up, liquidate or dissolve; or

(e) agree to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement or in any of the Financing Agreements shall prohibit MCII from selling or issuing its securities, and unless an Event of Default has occurred and is continuing, none of the proceeds resulting from any such sale or

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issuance of securities, whether in the form of cash or otherwise, shall constitute security for any of the Obligations or any obligation of any Obligor under any Financing Agreement.

8.8	Encumbrances

Borrower and each Obligor shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or properties, including the Collateral, except:

(a)      Liens of Agents and Lender;

(b)      Liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or any Obligor, as applicable, and with respect to which adequate reserves have been set aside on its books;

(c)      non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of Borrower’s or any Obligor’s business, as applicable, to the extent: (i) such Liens secure indebtedness which is not overdue or (ii) such Liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Obligor, as applicable, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d)      zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower or such Obligor, as applicable, as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(e)      purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate not to exceed, individually, $250,000 and, in the aggregate, $1,000,000 at anytime outstanding for Borrower and Obligors so long as such security interests and mortgages do not apply to any assets or property of Borrower or any Obligor other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be;

(f)      the Liens set forth on Schedule 7.4 hereto (except to the extent that Lender requires the discharge thereof prior to the advance of the initial Revolving Loans pursuant to this Agreement);

(g)      Liens to secure Permitted Inter-Company Debt; and

(h)      Liens granted by a Permitted 3rd Party Debt Obligor to secure its Permitted 3rd Party Debt or Permitted 3rd Party Debt Guarantee (and US Collateral Agent and Lender agree to enter into a Permitted 3rd Party Debt Subordination Agreement with respect thereto).

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8.9	Indebtedness

Borrower and each Obligor shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness except:

(a)      the Obligations;

(b)      trade obligations and normal accruals in the ordinary course of business not past due more than sixty (60) days, or with respect to which Borrower or such Obligor, as applicable, is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower or such Obligor, as applicable, and with respect to which adequate reserves have been set aside on its books;

(c)      purchase money indebtedness (including capital leases) to the extent not incurred or secured by Liens (including capital leases) in violation of any other provision of this Agreement;

(d)      the indebtedness set forth on Schedule 8.9 hereto;

(e)      Permitted Inter-Company Debt;

(f)      the indebtedness under or in connection with any Swap Agreement consented to in writing by Lender pursuant to Section 8.23; and

(g)      Permitted 3rd Party Debt (and US Collateral Agent and Lender agree to enter into a Permitted 3rd Party Debt Subordination Agreement with respect thereto);

provided that:

(h)      with respect to such indebtedness in Sections 8.9(d) and (e), Borrower or Obligors, as applicable, may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date of this Agreement, subject to any subordination agreement among Lender, Borrower, Obligors and the holder of any such indebtedness, as applicable;

(i)      other than with respect to Swap Agreements, Borrower or Obligors, as applicable, shall not directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose;

(j)      notwithstanding clause (i) above, a Permitted 3rd Party Debt Obligor may (A) amend, modify, alter or change the terms of its Permitted 3rd Party Debt or any agreement, document or instrument related thereto, or (B) redeem, retire, defease, purchase or otherwise acquire the Permitted 3rd Party Debt, or set aside or otherwise deposit or invest any sums for such purpose, all in accordance with the terms of the Permitted 3rd Party Debt and any Permitted 3rd Party Debt Subordination Agreement; and

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(k)      Borrower shall furnish to Lender all notices or demands in connection with such indebtedness received by or on behalf of Borrower or any Obligor, as applicable, promptly after the receipt thereof, or sent by or on behalf of Borrower or any Obligor, as applicable, concurrently with the sending thereof, as the case may be.

8.10	Loans, Investments, Guarantees, Etc.

Borrower and each Obligor shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the shares or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except:

(a)      endorsement of instruments for collection or deposit in the ordinary course of business;

(b)      investments in: (i) short-term direct obligations of the Canadian Government or the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of Borrower or such Obligor or to bearer and delivered to Lender, and (iii) commercial paper rated Al or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower and each Obligor shall take such actions as are deemed necessary by Lender and Agents to perfect the Lien of Agents and/or Lender in such investments;

(c)      Acquisitions;

(d)      travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business of Borrower;

(e)      the loans, advances and other guarantees set forth on Schedule 8.10 hereto;

(f)      any unsecured guarantees issued in the ordinary course of business by Borrower or Obligors to their suppliers, vendors and lessors with respect to the obligations of Borrower or Obligors, as the case may be, to such suppliers, vendors and lessors;

(g)      loans that constitute Permitted Inter-Company Debt; and

(h)      Permitted 3rd Party Debt Guarantees (and US Collateral Agent and Lender agree to enter into a Permitted 3rd Party Debt Subordination Agreement with respect thereto);

provided, that, as to such loans, advances and guarantees, (i) Borrower and each Obligor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrower and each Obligor shall furnish to Lender all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such

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guarantees either received by Borrower, each Obligor or on its behalf, promptly after the receipt thereof, or sent by Borrower, each Obligor or on its behalf, concurrently with the sending thereof, as the case may be. Notwithstanding the immediately preceding proviso, as to a Permitted 3rd Party Debt Guarantee, a Permitted 3rd Party Debt Obligor may (A) amend, modify, alter or change the terms of its Permitted 3rd Party Debt Guarantee or any agreement, document or instrument related thereto, or (B) redeem, retire, defease, purchase or otherwise acquire the Permitted 3rd Party Debt related thereto, or set aside or otherwise deposit or invest any sums for such purpose, all in accordance with the terms of the Permitted 3rd Party Debt, Permitted 3rd Party Debt Guarantee, and any Permitted 3rd Party Debt Subordination Agreement.

8.11	Dividends and Redemptions

Subject to Section 8.25, Borrower shall be entitled from time to time to pay such dividends or redeem or repurchase shares if Borrower has Excess Availability of not less than $500,000 after giving effect to each such payment of dividends, redemption amount or repurchase amount and if no Event of Default exists at the time of, or will occur as a result of, any such payment of dividends, redemption amount or repurchase amount. Except as expressly permitted pursuant to the preceding sentence, Borrower and each Obligor shall not, directly or indirectly, declare or pay any dividends on account of any of its shares now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common shares or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing.

8.12	Transactions with Affiliates

Borrower and each Obligor shall not, directly or indirectly, (a) purchase, acquire or lease any asset or property from, or sell, transfer or lease any asset or property to, any officer, director, agent or other person affiliated with Borrower or such Obligor, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Obligor’s business and upon fair and reasonable terms no less favorable to Borrower or such Obligor than Borrower or such Obligor would obtain in a comparable arm’s length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower or such Obligor except (i) payments in respect of Permitted Inter-Company Debt provided that such payments are permitted pursuant to, and made in accordance with, the terms of the applicable subordination agreement executed by Borrower and/or such Obligor, as applicable, in favor of Lender in respect thereof and (ii) reasonable compensation to officers, employees and directors for services rendered to Borrower or such Obligor in the ordinary course of business.

8.13	Fixed Charge Coverage Ratio

Subject to Sections 8.24 and 8.25, MCII shall maintain a Fixed Charge Coverage Ratio of not less than 1.0:1.0 for each Testing Period calculated at the end of each Fiscal Quarter.

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8.14	Intellectual Property

In the event Borrower or any Obligor obtains or applies for any material Intellectual Property rights or obtains any material licenses with respect thereto, Borrower and such Obligor shall immediately notify Lender thereof and shall provide to Lender copies of all written materials including applications and licenses with respect to such Intellectual Property rights. At Lender’s request, Borrower and such Obligor shall promptly execute and deliver to Lender and Agents an intellectual property security agreement granting to Agents a perfected Lien in such intellectual property rights in form and substance satisfactory to Lender.

8.15	Additional Bank Accounts

Borrower and each Obligor shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 7.8 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish, and (b) as to any accounts used by Borrower or any Obligor to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

8.16	Compliance with ERISA

(a)      Borrower shall not with respect to any “employee benefit plans” maintained by Borrower or any of its ERISA Affiliates: (i) terminate any of such employee benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

(b)      As used in this Section 8.16, the terms “employee benefit plans”, “accumulated funding deficiency” and “reportable event” shall have the respective meanings assigned to them in ERISA, and the term “prohibited transaction” shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

8.17	Costs and Expenses

Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording,

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administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s and Agents’ rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including UCC and PPSA financing statement and other similar filing and recording fees and taxes, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts and Payment Accounts, together with Lender’s customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the Liens of Agents and/or Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agents and/or Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower’s and Obligors’ operations, plus a per diem charge at the rate of $1,200 per person per day for Lender’s examiners in the field and office; provided that such field examinations shall be (i) subject to clause (ii) below, limited to three (3) per annum and (ii) unlimited if an Event of Default exists; and (h) the fees and disbursements of counsel (including legal assistants) to Lender and Agents in connection with any of the foregoing.

8.18	Further Assurances

At the request of Lender at any time and from time to time, Borrower and each Obligor shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the Liens of Agents and Lender and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Revolving Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Revolving Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower and each Obligor hereby authorizes Lender to execute and file one or more UCC, PPSA or other financing statements or notices signed only by Lender or Agents’ representative.

8.19	Change of Control

Borrower shall promptly provide Lender with written notice if, at any time, any person shall own more than twenty percent (20%) of the outstanding voting securities of MCII.

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8.20	Software Expenditures

Borrower and each Obligor shall not make or incur any expenditures with respect to the development of Software during any fiscal year of Borrower in the aggregate in respect of Borrower and each Obligor in excess of $5,000,000 without the prior written consent of Lender.

8.21	Inactive Subsidiaries

Borrower and each Obligor shall not allow or permit any Inactive Subsidiary to, and shall ensure that each Inactive Subsidiary does not (i) acquire any assets or properties, (ii) incur any liabilities or (iii) engage in any material business activities.

8.22	Corporate Structure Chart

Borrower and each Obligor shall not allow or permit any change to the ownership structure of Borrower and its affiliates from that set out in the corporate structure chart attached hereto as Exhibit D.

8.23	Swap Agreements

Borrower and each Obligor shall not enter into any Swap Agreement without the prior written consent of Lender (such consent to be provided in Lender’s sole discretion).

8.24	EBITDA

MCII shall maintain EBITDA calculated at the end of each month set forth on Exhibit F on a consolidated cumulative fiscal year-to-date basis beginning April 1, 2012 of not less than the corresponding amounts set forth on Exhibit F.

The parties agree that if they do not agree to a post-March 2013 EBITDA covenant by May 31, 2013, then MCII shall maintain a Fixed Charge Coverage Ratio of not less than 1.5:1.0 for each month calculated at the end of each month on a trailing 12-month basis, starting with the month ended April 30, 2013.

8.25	Excess Availability

Borrower shall maintain Excess Availability of not less than (a) $3,000,000 at all times in November 2012, (b) $5,000,000 at all times in December 2012 and (c) $6,000,000 at all times in January 2013, February 2013 and March 2013. Borrower shall have three (3) Business Days to cure any breach of this Section 8.25 before such breach becomes an Event of Default hereunder. The Excess Availability covenant in this Section 8.25 for the period post-March 2013 shall be reviewed by the parties hereto in conjunction with Borrower’s projections for 2014. The parties agree that if they do not agree to a post-March 2013 Excess Availability covenant by May 31, 2013, then MCII shall maintain a Fixed Charge Coverage Ratio of not less than 1.5:1.0 for each month calculated at the end of each month on a trailing 12-month basis, starting with the month ended April 30, 2013.

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SECTION 9	EVENTS OF DEFAULTS AND REMEDIES

9.1	Events of Default

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)      (i) Borrower fails to pay when due any of the Obligations or the Borrower or any Obligor fails to pay when due any amount owing under any Financing Agreement, or (ii) Borrower or any Obligor fails to perform any of the material terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements (other than as described in Section 9.1(a)(i)), or (iii) Borrower or any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any other Financing Agreement (other than as described in Section 9.1(a)(i) or Section 9.1(a)(ii)) and such failure continues for more than ten (10) days after the Borrower receives written notice thereof from Lender;

(b)      any representation, warranty or statement of fact made by Borrower or any Obligor to Lender or Agents in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)      any Obligor (i) revokes, terminates or fails to perform any of the material terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender or Agents; or (ii) revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender or Agents (other than as described in Section 9.1(c)(i)) and such default continues for more than ten (10) days after Borrower receives written notice thereof from Lender;

(d)      any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $2,500,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets or properties;

(e)      any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, limited partnership, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f)      Borrower or any Obligor becomes insolvent, makes an assignment for the benefit of creditors proposes to make, makes or sends notice of a bulk sale (as defined by applicable laws of the United States of America or Canada) or calls a meeting of its creditors or principal creditors;

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(g)      a petition, case or proceeding under the bankruptcy laws of the United States, Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against Borrower or any Obligor or all or any part of its assets or properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)      a petition, case or proceeding under the bankruptcy laws of the United States, Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed or commenced by Borrower or any Obligor for all or any part of its assets or properties including if Borrower or any Obligor shall:

(i)	apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its assets or properties; or

(ii)	be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy; or

(iii)	make a general assignment for the benefit of creditors; or

(iv)	file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors; or

(v)

take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or

(vi)	take any corporate action for the purpose of effecting any of the foregoing;

(i)      any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender (including Permitted 3rd Party Debt) or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $2,500,000, which is not remedied within ten (10) days after Borrower receives written notice thereof from Lender;

(j)      any material default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, any other default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender if such default continues for more than ten (10) days after Borrower receives written

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notice thereof from Lender, or any termination of, or failure to renew or extend, any material lease for real property occupied by Borrower or any Obligor;

(k)      any change in the ownership of Borrower or any Obligor (other than MCII) unless previously approved in writing by Lender;

(l)      the charging of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the assets or properties of Borrower or such Obligor;

(m)      a Material Adverse Change in Borrower or any Obligor after the date hereof;

(n)      an event of default under any of the other Financing Agreements;

(o)      a breach of, or failure to comply with, any material term of any intercreditor agreement or subordination agreement (including a Permitted 3rd Party Debt Subordination Agreement) with respect to Borrower or any Obligor by any party thereto other than Lender, or any breach of, or failure to comply with, any other term of any intercreditor agreement or subordination agreement (including a Permitted 3rd Party Debt Subordination Agreement) with respect to Borrower or any Obligor by any party thereto other than Lender if such default continues for more than ten (10) days after Borrower receives notice thereof from Lender; or

(p)      there shall be a default under any Swap Agreement.

9.2	Remedies

(a)      At any time while an Event of Default exists Lender and Agents shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC, PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender and Agents hereunder, under any of the other Financing Agreements, the UCC, PPSA or other applicable law, are cumulative, not exclusive and enforceable, in Lender’s and Agents’ discretion, alternatively, successively, or concurrently on any one or more occasion, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened by Borrower or any Obligor of this Agreement or any of the other Financing Agreements. Lender and/or Agents may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations (except under or in connection with any Swap Agreement) without prior recourse to the Collateral.

(b)      Without limiting the foregoing, at any time an Event of Default exists, Lender and Agents may, in their discretion and without limitation, (i) Lender may accelerate the payment of all Obligations (except under or in connection with any Swap Agreement) and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 9.1(g) and 9.1(h), all Obligations (except under or in connection with any Swap Agreement) shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in

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which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral and carry on the business of Borrower and each Obligor, (iii) require Borrower and each Obligor, at its expense, to assemble and make available to Lender and Agents any part or all of the Collateral at any place and time designated by Lender and Agents, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Lender, Agents or elsewhere) at such prices or terms as Lender and Agents may deem reasonable, for cash, upon credit or for future delivery, with Lender and Agents having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower or any Obligor, which right or equity of redemption is hereby expressly waived and released by Borrower and each Obligor, (vii) borrow money and use the Collateral directly or indirectly in carrying on Borrower’s or each Obligor’s business or as security for loans or advances for any such purposes, (viii) grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges, and otherwise deal with Borrower and Obligors, debtors of Borrower and Obligors, sureties and others as Lender and Agents may see fit without prejudice to the liability of Borrower or Obligors or Lender’s or Agents’ right to hold and realize the Lien created under any Financing Agreement, and/or (ix) terminate this Agreement. If any of the Collateral is sold or leased by Lender or Agents upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender or Agents. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender or Agents to Borrower and Obligors designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower and each Obligor waives any other notice. In the event Lender or Agents institute an action to recover any Collateral or seek recovery of any Collateral by way of pre-judgment remedy, Borrower and each Obligor waives the posting of any bond which might otherwise be required.

(c)      Lender may apply the cash proceeds of Collateral actually received by Lender or Agents from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower and each Obligor shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including legal costs and expenses.

(d)      Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, and while such Default or Event of Default or event is continuing, Lender may, at its option, without notice, (i) cease making Revolving Loans or arranging Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Revolving Loans or Letter of Credit Accommodations to be made by Lender to Borrower.

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(e)      Borrower shall pay all costs, charges and expenses incurred by Lender, Agents or any nominee or agent of Lender or Agents, whether directly or for services rendered (including reasonable auditor’s costs and legal expenses) in enforcing this Agreement or any other Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

SECTION 10	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

10.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver

(a)      The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of law) except to the extent that the law of another jurisdiction is specified in a Financing Agreement to be the governing law for that Financing Agreement.

(b)      Borrower, Obligors, Lender and US Collateral Agent irrevocably consent and submit to the non-exclusive jurisdiction of the courts of Illinois and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender and/or Agents shall have the right to bring any action or proceeding against Borrower, Obligors or their property in the courts of any other jurisdiction which Lender and/or Agents deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce their rights against Borrower, Obligors or their property).

(c)      To the extent permitted by law, Borrower and each Obligor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the US mails, or, at Lender’s or Agents’ option, by service upon Borrower or any Obligor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower and applicable Obligor shall appear in answer to such process, failing which Borrower and such Obligor shall be deemed in default and judgment may be entered by Lender or Agents against Borrower or such Obligor for the amount of the claim and other relief requested.

(d)      BORROWER, OBLIGORS, LENDER AND US COLLATERAL AGENT EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR

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RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, OBLIGORS, LENDER AND US COLLATERAL AGENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, OBLIGORS, LENDER AND/OR US COLLATERAL AGENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)      Neither Lender nor Agents shall have any liability to Borrower or any Obligor (whether in tort, contract, equity or otherwise) for losses suffered by Borrower or any Obligor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement or any other Financing Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender and Agents, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, each of Lender and Agents shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement or any other Financing Agreement.

(f)      Borrower and each Obligor hereby expressly waives all rights and notice and hearing of any kind prior to the exercise of rights by Lender or Agents while an Event of Default exists, to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral or other security for the Obligations. Borrower and each Obligor waives the posting of any bond otherwise required of Lender or Agents in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favor of Lender or Agents, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other Financing Agreement.

10.2	Waiver of Notices

Borrower and each Obligor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower or any Obligor which Lender or Agents may elect to give shall entitle Borrower or any Obligor to any other or further notice or demand in the same, similar or other circumstances.

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10.3	Amendments and Waivers

Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender and US Collateral Agent, and as to amendments, as also signed by an authorized officer of Borrower and each Obligor. Neither Lender nor Agents shall, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of their rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender or an Agent, as applicable. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender or an Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender or an Agent would otherwise have on any future occasion, whether similar in kind or otherwise.

10.4	Waiver of Counterclaims

Borrower and each Obligor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

10.5	Indemnification

Borrower and each Obligor shall indemnify and hold Lender, Agents and their respective directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower and each Obligor shall pay the maximum portion which it is permitted to pay under applicable law to Lender and Agents in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement. To the extent that any person that is entitled to the benefit of the indemnity set forth in this Section is not a party hereto, Lender shall hold the benefit to which such person is entitled hereunder in trust for and on behalf of such person. Notwithstanding the foregoing, Borrower and each Obligor shall have no obligation hereunder to the extent of any liability resulting from the negligence or willful misconduct of Lender or other Person referred to herein or with respect to Hazardous Materials deposited on any property after it is no longer owned, possessed or controlled by Borrower or any Obligor.

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SECTION 11	TERM OF AGREEMENT; MISCELLANEOUS

11.1	Term

(a)      This Agreement and the other Financing Agreements are effective as of the respective dates thereof set forth on the respective first pages thereof and shall continue in full force and effect for a term ending on October 31, 2015 (the “Termination Date”), unless sooner terminated pursuant to the terms hereof. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Termination Date by giving to the other party prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations (except under or in connection with any Swap Agreement) and shall furnish cash collateral to Lender in such amounts as Lender determines are necessary to secure Lender from loss, cost, damage or expense, including legal fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations, outstanding Swap Agreements and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in US Dollars to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Chicago time.

(b)      No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower and each Obligor of its respective duties, obligations and covenants under this Agreement, the other Financing Agreements and outstanding Swap Agreements until all Obligations have been fully and finally discharged and paid, and Agents’ and/or Lender’s continuing Lien in the Collateral and the rights and remedies of Lender and Agents hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

(c)      If for any reason this Agreement is terminated prior to the end of the then current term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

Amount	Period

1.00% of Maximum Credit	From the date hereof to and including the first anniversary of the date hereof

0.50% of Maximum Credit	After the first anniversary of the date hereof to and including the second anniversary of the date hereof

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0.25% of Maximum Credit	At any time after the second anniversary of the date hereof

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Section 9.1(g) and Section 9.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under any applicable reorganization or insolvency legislation. The early termination fee provided for in this Section 11.1 shall be deemed included in the Obligations.

11.2	Notices

All notices, requests and demands hereunder shall be in writing and (a) made to US Collateral Agent and/or Lender at its address set forth below and to Borrower and each Obligor at its chief executive office set forth below, or to such other address as one party may designate by written notice to the others in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

11.3	Partial Invalidity

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

11.4	Successors

This Agreement and the other Financing Agreements shall be binding upon and inure to the benefit of and be enforceable by Agents, Lender, Borrower, Obligors and their respective successors and assigns, except that Borrower and each Obligor may not assign its rights under this Agreement or the other Financing Agreements without the prior written consent of Lender. Agents and/or Lender may, after written notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Revolving Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, provided that such assignment or participation, as applicable, does not create any withholding tax obligations of Borrower; and upon the completion of any such assignment or participation, as applicable, such assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were Lender and/or Agent, as applicable, hereunder, subject to the terms of such assignment or participation.

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11.5	Entire Agreement

This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

11.6	Headings

The division of this Agreement into Sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

11.7	Judgment Currency

To the extent permitted by applicable law, the obligations of Borrower in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Lender receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Borrower shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Borrower not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.

11.8	Amended and Restatement; No Novation

This Agreement amends and restates the Third Amended and Restated Loan Agreement. Any provision hereof which differs from or is inconsistent with a provision of the Third Amended and Restated Loan Agreement constitutes an amendment to the Third Amended and Restated Loan Agreement with each such amendment being effective as and from the date hereof. The provisions of the Third Amended and Restated Loan Agreement as amended hereby have been consolidated and restated in this Agreement. This Agreement will not discharge or constitute a novation of any debt, obligation, covenant or agreement contained in the Third Amended and Restated Loan Agreement or any of the other Financing Agreements but same shall remain in full force and effect save to the extent same are amended by the provisions in this Agreement.

11.9	Confirmation of Existing Security and Existing Security held for Obligations

Borrower and each Obligor agrees:

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(a)      to be bound by each of the Financing Agreements to which it is a party (including those set forth on Schedule 11.9 attached hereto) and that such Financing Agreements constitute legal, valid and binding obligations of such Person enforceable in accordance with their respective terms, except as the same is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and the discretion of a court as to the granting of equitable remedies;

(b)      that the obligations, liabilities and indebtedness secured by such Financing Agreements shall include existing and future obligations, liabilities and indebtedness of Borrower or Obligors owing under or in connection with any Swap Agreement;

(c)      that US Collateral Agent holds the security interests, assignments, mortgages and charges created by and granted under such Financing Agreements for and on behalf of the Secured Parties as security for the Obligations;

(d)      that any Swap Agreement is excluded from the assets and properties of such Person charged by such Financing Agreements; and

(e)      that the security interests, assignments, mortgages and charges created by and granted under such Financing Agreements attach to all the present and future assets and properties of such Person wherever located as first-ranking security interests, assignments, mortgages and charges as security for the Obligations.

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IN WITNESS WHEREOF, US Collateral Agent, Lender, Borrower and Obligors have caused these presents to be duly executed as of the day and year first above written.

US COLLATERAL AGENT and LENDER		BORROWER

WELLS FARGO CAPITAL FINANCE, LLC		MAD CATZ, INC.

By:	/s/ SEAN M. NOONAN	By:	/s/ DARREN RICHARDSON

Title:	Vice President, Relationship Manager	Title:	President & CEO

Address:		Chief Executive Office:

40 King Street West		7480 Mission Valley Road
Suite 2500		Suite 101
Toronto, ON M5H 3Y2		San Diego, California 92108
Canada		USA
Fax: (416) 775-2991		Fax: (619) 683-6839

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OBLIGOR		OBLIGOR

MAD CATZ INTERACTIVE, INC.		1328158 ONTARIO INC.

By:	/s/ DARREN RICHARDSON	By:	/s/ DARREN RICHARDSON

Title:	President & CEO	Title:	President & CEO

Chief Executive Office:		Chief Executive Office:

BCE Place		BCE Place
181 Bay Street		181 Bay Street
Suite 4400		Suite 4400
Toronto, Ontario M5J 2T3		Toronto, Ontario M5J 2T3
Canada		Canada
Fax: (619) 683-6839		Fax: (619) 683-6839

OBLIGOR		OBLIGOR

WINKLER ATLANTIC HOLDINGS LIMITED		MAD CATZ EUROPE LIMITED

By:	/s/ DARREN RICHARDSON	By:	/s/ DARREN RICHARDSON

Title:	Director	Title:	Director

Chief Executive Office:		Chief Executive Office:

7480 Mission Valley Road		West One, 114 West Wellington Street
Suite 101		Leeds LS1 1BA
San Diego, California 92108		United Kingdom
USA		Fax: (619) 683-6839
Fax: (619) 683-6839

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OBLIGOR		OBLIGOR

MAD CATZ INTERACTIVE ASIA LIMITED		FX UNLIMITED, INC.

By:	/s/ DARREN RICHARDSON	By:	/s/ DARREN RICHARDSON

Title:	Director	Title:	CEO

Chief Executive Office:		Chief Executive Office:

Unit 05-08		7480 Mission Valley Road
20/F Miramar Tower		Suite 101
132 Nathan Road		San Diego, California 92108
Tsimshatsui, Kowloon		USA
Hong Kong S.A.R.		Fax: (619) 683-6839
Fax: (619) 683-6839

OBLIGOR		OBLIGOR

MAD CATZ GMBH		SAITEK, S.A.

By:	/s/ DARREN RICHARDSON	By:	/s/ DARREN RICHARDSON

Title:	Geschäftsfürer	Title:	Director

Chief Executive Office:		Chief Executive Office:

Landsberger Strasse 400		13 rue Camille Desmoulins
81241 Munich		92441 Issy les Moulineaux, France
Germany		Fax: (619) 683-6839
Fax: (619) 683-6839

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2

OBLIGOR		OBLIGOR

MAD CATZ TECHNOLOGICAL DEVELOPMENT (SHENZHEN) CO., LTD.		MAD CATZ CO., LTD.

By:	/s/ CHEUNG HING TIM (NICHOLAS)	By:	/s/ DARREN RICHARDSON

Title:	Legal Representative	Title:	Director

Chief Executive Office:		Chief Executive Office:
7/F Building A		Sakura Building
Dang Fong Ya Yuan		3rd Floor
2nd Xixang Baomin Road		4-29-3 Yoga, Setagaya-ku
Baoan District, Shenzhen		Toyko, Japan
Guangdong Province, P.R.C.		Fax: (619) 683-6839
Fax: (619) 683-6839

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